Exhibit 2.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 31, 2019, is entered into by and among Truli Technologies, Inc., a Delaware corporation (“Truli”), Recruiter.com Recruiting Solutions LLC, a Delaware limited liability company (“Newco”), and Genesys Talent LLC, a Texas limited liability company (“Genesys”);

WHEREAS, Genesys is engaged in operating an online recruitment platform for employers and job seeking candidates providing staffing and talent acquisition solutions (the “Business”);

WHEREAS, Genesys is also engaged in the business of developing Intellectual Property related to and used by the Business commonly known as Opptly, which business is specifically excluded from the definition of Business as it is being retained by Genesys and licensed to Newco as set forth herein;

WHEREAS, Genesys wishes to sell, and Truli wishes to purchase and assume from Genesys, certain specified assets and liabilities, of the Business, subject to the terms and conditions set forth herein;

WHEREAS, the Manager of Genesys has (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of Genesys and its Members, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the Members of Genesys have executed a written consent of the Members approving this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of Truli and the manager of Newco, respectively, have approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

In addition to words and terms defined elsewhere in this Agreement, the following words and terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Management Services Agreement, the License Agreement, the Lease, and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.06(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 3.04.

“Balance Sheet Date” has the meaning set forth in Section 3.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, membership or profits interest, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Genesys for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of Genesys or any spouse or dependent of such individual, or under which Genesys or any of its ERISA Affiliates has or may have any Liability, or with respect to which Newco or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Capitalization Table” means a table reflecting the issued and outstanding Truli Common Stock, preferred stock, options and warrants of Truli on a fully diluted basis, and each owner thereof, immediately after the Closing Date.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“COD” means the Certificate of Designation for the Series F, a copy of which is attached as Exhibit A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 5.06(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral used in the Business.

“Control Person” means any manager of Genesys or any Person or entity who owns or has the power to vote more than 33% of the voting power of Genesys.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Newco will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any of Genesys’s Affiliates, or Genesys’s employees, officers, or members and any of their respective Affiliates, determined in accordance with Genesys’s books consistently applied.

“Data Protection Programs” means (a) all Laws, (b) all self-regulatory programs in which Genesys has enrolled, (c) the Payment Card Industry Data Security Standard, and (d) all Privacy Policies, in each case relating to privacy, data protection, and data security.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Genesys and Truli concurrently with the execution and delivery of this Agreement, as they may be amended in accordance with Section 5.09.

“Dollars” or “$” means the lawful currency of the United States.

“EHSR” shall have the meaning contained in Section 3.19

“Employees” has the meaning set forth in Section 3.20(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Genesys or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a)).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FCPA” has the meaning set forth in Section 3.18(c).

“Financial Statements” has the meaning set forth in Section 3.04.

“Fraud” means an intentional misrepresentation of material existing fact made with knowledge of its falsity and for the purpose of inducing the other person to act, and upon which the other person relies with resulting injury or damage.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Genesys” has the meaning set forth in the preamble.

“Genesys Indemnitees” has the meaning set forth in Section 8.03.

“Genesys Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Genesys, and that is used in or necessary for the conduct of the Business as currently conducted.

“Genesys IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Genesys is a party, beneficiary or otherwise bound.

“Genesys IP Registrations” means all Genesys Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Genesys Membership Units” means the membership units representing an equity interest in Genesys.

“Genesys Organizational Documents” has the meaning set forth in Section 3.03.

“Genesys Product” means all proprietary Software products and related services of Genesys that are currently being, or at any time in the past five years have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of Genesys.

“Government Contracts” has the meaning set forth in Section 3.07(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulatory organization (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, without duplication and with respect to Genesys, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by Genesys on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Insurance Premium” has the meaning set forth in Section 5.17.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Investor” has the meaning set forth in Section 3.25.

“Knowledge” means, (a) when used with respect to Genesys, the actual knowledge of Rick Roberts, after due inquiry, and the knowledge that each specified Person would reasonably be expected to obtain in the course of diligently performing his or her duties for Genesys, and (b) when used with respect to Truli or Newco, the actual knowledge of Miles Jennings after due inquiry, and the knowledge that each specified Person would reasonably be expected to obtain in the course of diligently performing his or her duties for Truli.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease” means the Lease Agreement between Genesys and Newco a copy of which is attached as Exhibit B.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” that certain License Agreement by and among Genesys, Truli, and Newco a copy of which is attached as Exhibit C.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ and experts’ fees and disbursements.

“Malicious Code” has the meaning set forth in Section 3.14(C).

Management Services Agreement” means the Management Services Agreement by and between Icon Information Services, LP and Newco attached as Exhibit D.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise), or assets of Genesys, Newco, or Truli, as the case may be, or (b) the ability of Genesys, Newco, or Truli to consummate the transactions contemplated hereby on a timely basis; except any event, occurrence, fact, condition or change related to (1) any change in the United States economy or securities or financial markets in general, or any change in general national economic or financial conditions; (2) any change that generally affects the market for the Business in which Genesys operates; (3) the execution, delivery or performance of this Agreement, or the announcement thereof; (4) any changes in Laws, accounting rules or in the authoritative interpretations thereof or in regulatory or interpretative guidance related thereto, or (5) the failure of a Party to meet any of its internal projections, forecasts, or revenue or earnings predictions; provided, that the matters set forth in clauses (1), (2) and (4) above shall not be excluded if they have a disproportionate impact on one Party relative to the other companies in the in which such Party operates.

“Material Contracts” has the meaning set forth in Section 3.07(a).

“Member” means any Person who holds an ownership interest in Genesys.

“Newco” has the meaning set forth in the preamble.

“OFAC” has the meaning set forth in Section 3.18(d).

“OFAC Prohibited Party” has the meaning set forth in Section 3.18(d).

“Operating Agreement” means the Company Agreement of Genesys.

“Outside Date” has the meaning set forth in Section 9.01(d)(ii).

“Party” and “Parties” means each party to this Agreement or collectively all the parties to this Agreement.

“Permits” means all permits, licenses, certifications, accreditations, franchises, approvals, consents, authorizations, registrations, certificates, grants, directives, guidelines, policies, requirements, concessions, variances, exemptions, identification numbers, and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 3.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means information pertaining to an individual that is regulated by one or more information privacy or security Laws.

“Personnel” has the meaning set forth in Section 3.20(a).

“Privacy Policies” means all published privacy policies and internal privacy policies and guidelines maintained or published by Genesys.

“Property Tax Returns” has the meaning set forth in Section 6.01(a).

“Purchase Price” means an amount of Series F convertible into 200 million shares of Truli’s common stock, subject to adjustment for stock dividends, stock splits, combinations (or reverse splits) or other similar events.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.08.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property” means the real property owned, leased or subleased by Genesys, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Requisite Genesys Vote” has the meaning set forth in Section 3.02(b).

“Restricted Period” has the meaning set forth in Section 5.06(a).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.07.

“Securities Act” has the meaning set forth in Section 3.25(a).

“Series F” shall mean Truli’s new Convertible Series F Preferred Stock, issued to Genesys in connection with the sale of the Business.

“Truli” has the meaning set forth in the preamble.

“Truli Balance Sheet” has the meaning set forth in Section 4.09.

“Truli Common Stock” means the common stock, par value $0.0001 per share, of Truli.

“Truli Indemnitees” has the meaning set forth in Section 8.02.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, architecture, schematics, records, libraries, and data, databases and data collections, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties imposed by a Governmental Authority.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by Genesys and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the other transactions contemplated hereby and thereby.

“Union” has the meaning set forth in Section 3.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Written Consent” has the meaning set forth in Section 3.02(b).

Article II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Genesys shall sell, assign, transfer, convey and deliver to Newco, free and clear of any Encumbrances other than Permitted Encumbrances, all of Genesys’s right, title and interest in, to and under the following related to the Business (collectively, the “Purchased Assets”):

(a) all accounts or notes receivable held by Genesys of the Business, and any liability, security, claim, remedy or other right directly related to any of the Purchased Assets (“Accounts Receivable”), as listed on Schedule 2.01(a);

(b) all sales and client relationships including customer lists and third-party lists regarding such relationships;

(c) all Contracts set forth on Schedule 2.01(c) (the “Assigned Contracts”);

(d) all Genesys Intellectual Property listed on Schedule 2.01(d);

(e) all social media accounts;

(f) all partnership and vendor agreements as needed to maintain the Business;

(g) all training and operating manuals;

(h) all Permits which are held by Genesys and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Schedule 3.18(b), but solely to the extent assignable;

(i) all rights to any Actions of any nature available to or being pursued by Genesys to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, but specifically excluding any Action against Genesys or its Affiliates;

(j) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees relating to any of the Purchased Assets;

(k) all of Genesys’s rights under warranties, indemnities and all similar rights against third parties, other than Affiliates, to the extent related to any Purchased Assets;

(l) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, but solely to the extent assignable;

(m) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material (“Books and Records”); and

(n) all goodwill and the going concern value relating to the Purchased Assets;

(o) the computers, telephones, equipment and related hard assets listed on Schedule 2.01(o).

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any other assets of Genesys, including, without limitation, the following (collectively, the “Excluded Assets”):

(a) Contracts, including Genesys IP Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b) organizational documents, Tax Returns, books of account or other records having to do with the organization of Genesys;

(c) all Benefit Plans and assets attributable thereto;

(d) the assets and goodwill relating to and associated with Genesys’ Opptly (such businesses, as set forth on Schedule 2.02(d), the “Opptly Business”);

(e) all cash owned by Genesys;

(f) all accounts receivable not directly related to the Purchased Assets, including without limitation any accounts receivable related to the Opptly Business;

(g) the rights to the names “Genesys”, “Genesys Talent” and variations thereof; and

(h) the rights which accrue or will accrue to Genesys under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Truli and Newco shall assume and agree to pay, perform and discharge only the following Liabilities of Genesys (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities relating to the Purchased Assets, including, without limitation, the obligation of Genesys to pay a portion of any Accounts Receivable to an employer of record, other service provider, or a candidate, or the obligation to pay a share of revenue from such Account Receivable to a management service provider ;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Genesys on or prior to the Closing; and

(c) those Liabilities of Genesys set forth on Schedule 2.03(c).

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.04 or any other provision in this Agreement to the contrary, Newco shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Genesys or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Genesys shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Transaction Expenses or other Liabilities of Genesys arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the underlying transactions;

(b) any Liabilities relating to or arising out of the Excluded Assets;

(c) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date; and

(d) any other liabilities not relating to the Purchased Assets.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 1:00 p.m., Eastern standard time, no later than three Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), by electronic or other exchange of documents, or at such other time or on such other date as Genesys and Truli may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Closing Deliverables.

(a) At or prior to the Closing, Genesys shall deliver to Newco the following:

(i) a certificate, dated the Closing Date and signed by a duly authorized officer of Genesys, certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of Genesys, certifying that (A) attached thereto are true and complete copies of all resolutions and consents set forth in Section 3.02 authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions and consents are in full force and effect and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Genesys, certifying the names and signatures of the authorized, managers, or members of Genesys authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(iv) a certificate of existence with respect to Genesys from the Secretary of State of Texas;

(v) a bill of sale, in customary form satisfactory to the parties hereto, duly executed by Genesys, transferring the tangible personal property included in the Purchased Assets to Newco;

(vi) an assignment and assumption agreement, in customary form satisfactory to the parties hereto (the “Assignment and Assumption Agreement”), duly executed by Genesys, effecting the assignment to and assumption by Newco of the Assumed Liabilities;

(vii) the Ancillary Documents; and

(viii) such other documents or instruments as Truli or Newco reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Truli and Newco, as applicable, shall deliver to Genesys (and/or to such other Persons as Genesys may direct) the following:

(i) a certificate representing the Purchase Price;

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of Truli and Newco, certifying that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iii) a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary (or equivalent officer) of Truli and Newco, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Truli and manager of Newco authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions and written authorizations are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary (or equivalent officer) of Truli and Newco, certifying the names and signatures of the officers or manager, as applicable, of Truli and Newco authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v) the Assignment and Assumption Agreement, duly executed by Newco;

(vi) the Capitalization Table;

(vii) the Ancillary Documents; and

(viii) such other documents or instruments as Genesys reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.07 Purchase Price. The aggregate purchase price for the Purchased Assets shall be the Purchase Price plus the assumption of the Assumed Liabilities.

Section 2.08 Allocation of Purchase Price. The Parties agree that the Purchase Price and all other amounts constituting consideration within the meaning of Section 1060 of the Code paid by Newco to Genesys, shall be allocated among the Assets in the manner as set forth on Schedule 2.08, which has been prepared in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder (the “Purchase Price Allocation”). Genesys and Newco agree to (i) be bound by the Purchase Price Allocation, (ii) act in accordance with the Purchase Price Allocation in the preparation and the filing of all Tax Returns (including, without limitation, filing Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position inconsistent with the Purchase Price Allocation for income Tax purposes.

Section 2.09 Third Party Consents. To the extent that Genesys’s rights under any Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Newco without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Genesys, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Newco’s rights under the Purchased Asset in question so that Newco would not in effect acquire the benefit of all such rights, Genesys, to the maximum extent permitted by law and such Purchased Asset, shall act after the Closing as Newco’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and such Purchased Asset, with Newco in any other reasonable arrangement designed to provide such benefits to Newco. Notwithstanding any provision in this Section 2.10 to the contrary, Newco shall not be deemed to have waived its rights under Section 7.02(f) hereof unless and until Newco either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Article III

REPRESENTATIONS AND WARRANTIES OF GENESYS

Genesys represents and warrants to Newco and Truli that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct on the Closing Date.

Section 3.01 Organization and Qualification of Genesys. Genesys is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.01 sets forth each jurisdiction in which Genesys is licensed or qualified to do business, and Genesys is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

Section 3.02 Authority; Member Approval

(a) Genesys has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Genesys of this Agreement and any Ancillary Document to which it is a party and the consummation by Genesys of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Genesys and no other proceedings on the part of Genesys are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Genesys, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Genesys enforceable against Genesys in accordance with its terms. When each Ancillary Document to which Genesys is or will be a party has been duly executed and delivered by Genesys (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Genesys enforceable against it in accordance with its terms.

(b) Genesys, pursuant to written consents of the Members (the “Written Consent”) and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, obtained the affirmative vote or consent of the Members required under the Operating Agreement (“Requisite Genesys Vote”) approving this Agreement and the transactions contemplated by this Agreement, in accordance with the Texas Business Organizations Code. Genesys has delivered to Newco and Truli a copy of the Written Consent approving this Agreement and the transactions contemplated hereby. Other than the Written Consent, no other consents of the Members are required in order to authorize and approve this Agreement and the transactions contemplated hereby, and no Member has any dissenters’ or appraisal rights with respect to the transactions contemplated by this Agreement.

Section 3.03 No Conflicts; Consents. Except as set forth in Schedule 3.03, the execution, delivery and performance by Genesys of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, Operating Agreement, or other organizational documents of Genesys (“Genesys Organizational Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Genesys, the Business or the Purchased Assets; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Genesys is a party or by which Genesys or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Schedule 3.03, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Genesys in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04 Financial Statements. Complete copies of Genesys’s unaudited financial statements consisting of the balance sheet of Genesys at December 31, 2017 and the nine months ended September 30, 2018 and the related statements of income and retained earnings, members’ equity and cash flow for the year and nine months then ended (the “Financial Statements”) are set forth on Schedule 3.04. The Financial Statements are based on the books and records of Genesys and, to the Knowledge of Genesys, (a) have been (and will be) prepared in accordance with past practices, applied on a consistent basis throughout the period involved, and (b) fairly present in all material respects the financial position of Genesys as of the respective dates they were prepared and the results of the operations of Genesys for the periods indicated. The balance sheet of Genesys as of September 30, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.05 Undisclosed Liabilities. Genesys has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, or (c) those set forth in Schedule 3.05.

Section 3.06 Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.06, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Genesys’ Business, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the certificate of formation, Operating Agreement, or other organizational documents of Genesys;

(c) material change in any method of accounting or accounting practice of Genesys, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d) material change in Genesys’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) entry into any Contract that would constitute a Material Contract except with Truli;

(f) transfer, assignment, sale, or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet or cancellation of any debts, entitlements or claims, or amendment, termination or waiver of any rights constituting Purchased Assets, other than to Truli or an Affiliate thereof;

(g) transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Genesys Intellectual Property or Genesys IP Agreements;

(h) material damage, destruction, or loss of any Purchased Assets (whether or not covered by insurance);

(i) capital investment in, or any loan to, any other Person;

(j) acceleration, termination, material modification to, or cancellation of any Material Contract or Permit;

(k) material capital expenditures which would constitute an Assumed Liability;

(l) imposition of any Encumbrance upon any of the Purchased Assets, other than any Permitted Encumbrance;

(m) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, or other compensation or benefits in respect of its current or former employees, officers, directors, managers, independent contractors, or consultants, other than as provided for in any written agreements or required by applicable Law or in the ordinary course of business and consistent with past practice, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000 per annum, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor, or consultant;

(n) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(o) adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, manager, independent contractor, or consultant, except in the ordinary course of business and consistent with past practice, or (ii) Benefit Plan collective bargaining or other agreement with a union, in each case whether written or oral;

(p) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers, and employees (other than the payment of compensation to employees in the ordinary course of business and consistent with past practice);

(q) abandonment or discontinuance of the Business;

(r) adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s) purchase, lease or other acquisition of the right to own, use, or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; or

(t) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.07 Material Contracts.

(a) Schedule 3.07(a) lists each of the following Contracts of Genesys affecting the Business (x) by which any of the Purchased Assets are bound or affected or (y) to which Genesys is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Schedule 3.08(b) and all Genesys IP Agreements set forth in Schedule 3.10(b), being “Material Contracts”):

(i) each Contract of Genesys involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by Genesys without penalty or without more than 90 days’ notice;

(ii) all Contracts that require Genesys to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by Genesys of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or other equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(v) all broker, distributor, dealer, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which Genesys is a party;

(vi) all employment Contracts and Contracts with independent contractors or consultants (or similar arrangements) to which Genesys is a party and which contain any severance provisions, or are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of Genesys;

(viii) all Contracts with any Governmental Authority to which Genesys is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of Genesys to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which Genesys is a party that provide for any joint venture, partnership, or similar arrangement by Genesys;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any union to which Genesys is a party; and

(xiv) any other Contract that is material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.07.

(b) Each Material Contract is valid and binding on Genesys in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.07(b), none of Genesys or, to Genesys’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Newco. Except as set forth in Schedule 3.07(b), there are no material disputes pending or, to Genesys’s Knowledge, threatened under any Contract included in the Purchased Assets.

Section 3.08 Title to Purchased Assets

(a) Genesys has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business.

(b) Schedule 3.08(b) lists the street address of each parcel of Real Property used in or necessary for the conduct of the Business as currently conducted and which is covered by the Lease.

Section 3.09 Condition and Sufficiency of Assets. Newco is acquiring the Purchased Assets on an “as-is’ basis but the Material Contracts are enforceable as provided in Section 3.07(b).

Section 3.10 Intellectual Property.

(a) Newco is not purchasing any Intellectual Property except as set forth in Schedule 2.01(d). The License Agreement grants to Newco all rights it needs to conduct the Business as conducted by Genesys prior to Closing.

(b) Each Genesys IP Agreement is valid and binding on Genesys in accordance with its terms and is in full force and effect. Neither Genesys nor, to Genesys’s Knowledge, any other party thereto is in breach of or default under (or, to Genesys’s Knowledge, is alleged to be in breach of or default under), or, to Genesys’s Knowledge, has provided or received any notice of breach or default of or any intention to terminate, any Genesys IP Agreement.

(c) Except as set forth in Schedule 3.10(c), Genesys is the sole and exclusive legal and beneficial, and with respect to Genesys IP Registrations, record, owner of all right, title and interest in and to Genesys Intellectual Property, and, to Genesys’s Knowledge, has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Genesys’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e) To Genesys’s Knowledge, Genesys’s rights in Genesys Intellectual Property are valid, subsisting and enforceable.

(f) To Genesys’s Knowledge, the conduct of the Business as currently and formerly conducted, and the products, processes and services of Genesys, have not infringed, misappropriated, diluted or otherwise violated the Intellectual Property or other rights of any Person. To Genesys’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Genesys Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Genesys’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Genesys in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Genesys Intellectual Property or Genesys’s rights with respect to any Genesys Intellectual Property; or (iii) by Genesys or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Genesys Intellectual Property. Genesys is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Genesys Intellectual Property.

Section 3.11 Conformance with Specifications; Defects; Malicious Code.

(A) All Genesys Products conform in all material respects to all applicable warranties in all Contracts with customers.

(B) To the Knowledge of Genesys, none of the Genesys Products contain any bug, defect or error that materially adversely affects the functionality or performance of such Genesys Product against its applicable specifications.

(C) To the Knowledge of Genesys, none of the Genesys Products, and no other Software used in the provision of any Genesys Product or otherwise in the operation of its business, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (i) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any Genesys Product or such other Software is installed, stored or used, or (ii) damage, destroy or prevent the access to or use of any data or file without the user’s consent. Genesys has taken reasonable steps designed to prevent the introduction of Malicious Code into Genesys Products.

Section 3.12 IT Systems.

(A) To the Knowledge of Genesys, Genesys’s information technology systems are reasonably sufficient for the needs of Genesys’s business as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Genesys’s information technology are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all Software, in each case as necessary for the conduct of Genesys’s business as currently conducted.

(B) To the Knowledge of Genesys, in the last three years, there has been no material unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Genesys systems, that has resulted in or could reasonably be expected to result in any: (i) substantial disruption of or interruption in or to the use of such Genesys systems or the conduct of Genesys’s business; (ii) material loss, destruction, damage or harm of or to Genesys or its operations, personnel, property or other assets; or (iii) material liability of any kind to Genesys. Genesys has taken reasonable actions, consistent with applicable industry best practices in Genesys’s industry, to protect the integrity and security of Genesys systems and the data and other information stored thereon.

(C) Genesys maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, has acted in material compliance therewith, and has tested such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

Section 3.13 Privacy Policies To the Knowledge of Genesys, Genesys has complied with all Genesys privacy policies and with all applicable Laws and Contracts to which it is a party relating to: (i) the privacy of customers or users of the Genesys Products, any website, product or service operated by or on behalf of Genesys; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Customer Data or Personal Information by Genesys or by third parties having authorized access to the records of Genesys, with respect to each of (i) and (ii) in all material respects. To the Knowledge of Genesys, no claims have been asserted or, are threatened against Genesys alleging a violation of any Person’s privacy, confidentiality or other rights under any Genesys Privacy Policy, under any Contract, or under any Law relating to any Customer Data or Personal Information. With respect to any Customer Data and Personal Information, Genesys has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Genesys, there has been no unauthorized access to or other misuse of any Customer Data and Personal Information. Genesys has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding Genesys’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Information. To the Knowledge of Genesys, there have been no facts or circumstances that would require Genesys to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Law requiring notice of such a breach.

Section 3.14 Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Genesys involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Genesys not subject to claims of set-off or other defenses or counterclaims other than normal discounts entered into in the ordinary course of business consistent with past practice; and (c) are collectible in the ordinary course of business. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of Genesys have been determined in accordance with past practices, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Data Protection.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Genesys has adopted, and is, and during the 24 month period prior to the date hereof has been, in compliance with, commercially reasonable policies and procedures that apply to the Business with respect to privacy, data protection, security, and the collection and use of Personal Information gathered or accessed in the course of the operations of the Business.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, during the 24 month period prior to the date hereof, (i) to Genesys’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained, collected, stored or processed by or on behalf of Genesys, and (ii) no Person has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information or otherwise relating to the collection or use of any such Personal Information.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Genesys and its Privacy Policies, are, and during the 24 month period prior to the date hereof have been, in compliance with all Data Protection Programs and all contractual commitments that Genesys has entered into with respect to Personal Information. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not violate any Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by Genesys and (ii) upon the Closing, Newco will own and continue to have the right to use all such Personal Information on identical terms and conditions as Genesys enjoyed immediately prior to the Closing.

(d) Except as disclosed on Schedule 3.15, to its knowledge Genesys, its Affiliates, Employees, contractors, and other related persons have not disclosed any Confidential Information relating to Genesys’s Intellectual Property where the effect of such disclosure would cause a material harm to Genesys’s Intellectual Property.

Section 3.16 Insurance. Schedule 3.16 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, data privacy and cybersecurity, and other casualty and property insurance maintained by Genesys and relating to the Business (including without limitation as they relate to its employees, officers, managers and directors of Genesys), the Purchased Assets and the Assumed Liabilities (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Newco. Such Insurance Policies are in full force and effect and shall be maintained in full force and effect by Genesys through the Closing Date. Genesys has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Genesys. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth in Schedule 3.16, there are no claims related to the Business, Purchased Assets or Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Genesys is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Genesys is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 3.17, there are no Actions pending or, threatened (i) against or by Genesys relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) against or by Genesys that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards relating to or affecting the Business or the Purchased Assets.

Section 3.18 Compliance With Laws; Permits.

(a) To Genesys’s Knowledge, Genesys has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it, the Business as currently conducted or the ownership and use of the Purchased Assets, including without limitation Title III of the Americans with Disabilities Act, 42 U.S.C.S. § 12182; 28 C.F.R. § 36.201 including website access.

(b) All Permits required for Genesys to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.18(b) lists all current Permits issued to Genesys which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.18(b).

(c) Since January 1, 2017, none of Genesys or any of its managers, or officers, or to the Knowledge of Genesys, any of its other Representatives or any Person performing services for Genesys, has, in connection with or acting on behalf of Genesys, directly or indirectly, (i) used corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any official, officer, employee, or representative of any Governmental Authority; or (iii) made any bribe, payoff, rebate, influence payment, kickback, or other unlawful payment. Genesys is, to the extent applicable, in compliance with any applicable Law, whether foreign or domestic, governing corrupt practices, money laundering, anti-bribery, or anticorruption, including the Foreign Corrupt Practices Act of 1977 (the “FCPA”). Since January 1, 2017, Genesys has not, in connection with or relating to the Business, Purchased Assets or Assumed Liabilities received any written notice alleging any such violation or made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation concerning any actual or alleged violation of the FCPA.

(d) Genesys is in compliance in all material respects with all Laws relating to imports, exports, and economic sanctions, including all Laws administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Since January 1, 2017, Genesys has not been a party to any Contract, nor has Genesys been engaged in, any transaction or other business, directly or indirectly, with any Governmental Authority or other Person that appears on any list of OFAC-sanctioned parties (including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List), is owned or controlled by such a Person, or is located or organized in any country or territory that is subject to comprehensive OFAC sanctions (an “OFAC Prohibited Party”). Neither Genesys nor any of the managers, or officers of Genesys is an OFAC Prohibited Party or is a target of material sanctions in any other jurisdiction in which Genesys has business operations or arrangements. To the Knowledge of Genesys, no proceeds from the sale of Genesys Membership Units will be provided to or used for the benefit of any OFAC Prohibited Party. For the purposes of the definition of “OFAC Prohibited Party,” the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(e) To Genesys’s Knowledge, Genesys including, without limitation, with respect to the Business, Purchased Assets and Assumed Liabilities has complied, and is now complying, with all applicable Laws relating to immigration.

The representations and warranties made in this Section 3.18 do not apply to matters covered by Section 3.19 (Environmental Matters), Section 3.20 (Employment Matters), and Section 3.21 (Taxes).

Section 3.19 Environmental Matters.

(a) Genesys has been and is in compliance with all Environmental, Health, and Safety Requirements (the “EHSR”), other than such instances of non-compliance which, individually or in the aggregate, will not have a Material Adverse Effect in respect of Genesys.

(b) Without limiting the generality of the foregoing, Genesys has obtained and is in compliance with, all permits, licenses and other authorizations that are required pursuant to the EHSR for the occupation of its facilities and the operation of its business.

(c) Genesys has not received any written or oral notice, report or other information regarding any actual or alleged violation of the EHSR, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of its facilities arising under the EHSR.

Section 3.20 Employment Matters.

(a) With respect to the Business, Schedule 3.20(a) sets forth a list of all persons who are employees (“Employees”), independent contractors, or consultants, including without limitation faculty and adjunct faculty members, of Genesys (each, together with the Employees, collectively, “Personnel”) as of the date hereof, including any Personnel who are on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof, including without limitation paid time off and severance benefits. Except as set forth in Schedule 3.20(a), as of the date hereof and the Closing Date, all compensation, including wages, commissions, and bonuses, payable to all Personnel of Genesys for services performed on or prior to the date hereof has been paid in full (or accrued in full on Genesys’s financial statements) and there are no outstanding agreements, understandings, or commitments of Genesys with respect to any compensation, commissions or bonuses.

(b) Genesys is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Genesys, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. To Genesys’s Knowledge, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Genesys or any of its employees. Genesys has no duty to bargain with any Union.

(c) To Genesys’s Knowledge: Genesys is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees or any other Personnel of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment including sexual harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance; All individuals characterized and treated by Genesys as independent contractors or consultants are properly treated as independent contractors under all applicable Laws; and all employees of Genesys classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against Genesys pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of Genesys, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d) Genesys has complied with the WARN Act, and it has no plans to undertake any action on or before the Closing Date that would trigger the WARN Act.

(e) Genesys has never been a party to any Government Contract.

Section 3.21 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by Genesys have been, or will be, timely filed (taking into account all applicable extensions). Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Genesys (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Genesys has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No written claim has been made by any taxing authority in any jurisdiction where Genesys does not file Tax Returns alleging that Genesys is, or may be, subject to Tax by that jurisdiction and, to Genesys’s Knowledge, no such claim has been threatened.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Genesys.

(e) Schedule 3.21(e) sets forth:

(i) those years for which examinations by the taxing authorities have been completed; and

(ii) those taxable years for which examinations by taxing authorities are presently being conducted.

(f) All deficiencies asserted, or assessments made, against Genesys as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.

(g) Genesys is not a party to any Action by any taxing authority. There are no pending or, to the Knowledge of Genesys, threatened Actions by any taxing authority.

(h) Genesys has delivered to Newco copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Genesys for all Tax periods ending on or after December 31, 2015.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets.

(j) Genesys is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than commercial Contracts the principal purposes of which are unrelated to Taxes and which are set forth on Schedule 3.21(j).

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Genesys.

(l) Genesys has no Liability for Taxes of any Person (other than Genesys), as transferee or successor, by contract (other than commercial Contracts the principal purposes of which are unrelated to Taxes) or otherwise;

(m) Genesys is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(n) Genesys is, and has been since the date of its organization, a partnership for U.S. federal income Tax purposes.

(o) None of the Purchased Assets is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, or (iv) tax-exempt use property within the meaning of Section 168(h) of the Code.

(p) Schedule 3.21(p) sets forth all foreign jurisdictions in which Genesys is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.22 Books and Records. The membership interest record books of Genesys, including, without limitation, as applicable, all of which have been made available to Newco, are complete and correct and have been maintained in accordance with its past business practices. The books of Genesys contain materially accurate and complete records of all meetings, and actions taken by written consent of, the members and manager of Genesys, and, to Genesys’s Knowledge, no meeting, or action taken by written consent, of any such members or manager has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Genesys.

Section 3.23 Related Party Transactions. Except as set forth in Schedule 3.23 and except with respect to its Operating Agreement, no executive officer, or manager of Genesys or any Person owning five percent or more of Genesys Membership Units (or any of such Person’s immediate family members or Affiliates or associates), is a party to any Contract with or binding upon Genesys or any of its assets, rights or properties or has any interest in any property owned by Genesys or has engaged in any transaction with any of the foregoing within the last 18 months.

Section 3.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Genesys.

Section 3.25 Investment Representations. With respect to Genesys or any designee of Genesys (each, an “Investor”) receiving Truli’s Series F hereunder,:

(a) Such Investor understands that the shares of Truli’s Series F it is acquiring hereunder are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities Law and is acquiring the Series F shares as principal for its own account and not with a view to or for distributing or reselling such Series F shares or any part thereof in violation of the Securities Act or any applicable state securities Law, has no present intention of distributing any of such Series F shares in violation of the Securities Act or any applicable state securities Law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Series F shares in violation of the Securities Act or any applicable state securities Law. Each stock certificate representing the Series F shares Common Stock shall bear a restrictive legend evidencing the transfer restrictions set forth herein.

(b) As of the Closing Date each investor will be: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(c) Such Investor, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Series F, and has so evaluated the merits and risks of such investment. Such Investor is able to bear the economic risk of an investment in the Series F and, at the present time, is able to afford a complete loss of such investment.

(d) Such Investor is not acquiring the shares of Truli issuable to such Investor hereunder as a result of any advertisement, article, notice, or other communication regarding the stock published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Such Investor has been given the opportunity to ask questions of, and receive answers from, Truli concerning the terms and conditions herein and to obtain such additional information necessary to verify the accuracy of same as the Investor reasonably desires in order to evaluate the acquisition of the Series F. Such Investor acknowledges it does not desire to receive any further information from Truli in order to make its acquisition of the Series F. Such Investor has received no representations or warranties from Truli, its employees, agents, or attorneys in making this investment decision other than as set forth in this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF TRULI AND NEWCO

Truli and Newco represent and warrant to Genesys that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date.

Section 4.01 Organization and Qualification of Truli and Newco. Each of Truli and Newco is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and each has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.01 sets forth each jurisdiction in which Truli or Newco is licensed or qualified to do business, and Truli and Newco are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority

(a) Each of Truli and Newco has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Truli and Newco of this Agreement and any Ancillary Document to which they are a party and the consummation by each of Truli and Newco of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Truli and Newco and no other proceedings on the part of Truli and Newco are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Truli and Newco, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of each of Truli and Newco enforceable against Truli and Newco in accordance with its terms. When each Ancillary Document to which Truli or Newco is or will be a party has been duly executed and delivered by Truli or Newco (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Truli and Newco enforceable against it in accordance with its terms.

(b) Each of Truli and Newco, pursuant to written consents of the board of directors and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, obtained the affirmative vote or consent of the board of directors approving this Agreement and the transactions contemplated by this Agreement. Each of Truli and Newco has delivered to Genesys a copy of the consent approving this Agreement and the transactions contemplated hereby. Other than the consent of the board of directors, no other consents are required in order to authorize and approve this Agreement and the transactions contemplated hereby, and no shareholder of Truli or Newco has any dissenters’ or appraisal rights with respect to the transactions contemplated by this Agreement.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Truli and Newco of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Truli or Newco, as applicable; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Truli or Newco; or (c) require the consent, notice or other action by any Person under any Contract to which Truli or Newco is a party. Except as set forth in Schedule 4.03, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Truli or Newco in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of a current report on Form 8-K and a Form D with the SEC and compliance with all applicable state securities Laws.

Section 4.04 No Prior Newco Operations. Newco was formed solely for the purpose of purchasing the Purchased Assets hereunder and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.05 Brokers. Except as set forth in Schedule 4.05, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Truli or Newco.

Section 4.06 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Schedule 4.06, there are no Actions pending or, threatened (a) against or by Truli or Newco affecting any of their properties or assets; or (b) against or by Truli or Newco that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties, or awards against Truli or Newco or any of their properties or assets.

Section 4.07 SEC Reports. During the last two years, Truli has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder (the “SEC Reports”). Each of the SEC Reports, as of the respective dates thereof (or, if amended or superseded by a filing or submission, as the case may be, prior to the Closing Date, then on the date of such filing or submission, as the case may be) (a) did not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. During the last two years, Truli did not file any registration statements under the Securities Act.

Section 4.08 Sarbanes-Oxley. Truli is in material compliance with all requirements of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.

Section 4.09 Financial Statements. To the Knowledge of Truli, the consolidated financial statements of Truli included in the SEC Reports (a) complied in all material respects with the applicable accounting rules and regulations of the SEC with respect thereto as were in effect at the time of filing and (b) have been prepared in accordance with GAAP throughout the periods involved and, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, present fairly, in all material respects, the consolidated financial position of Truli as of the dates indicated therein, and the consolidated results of its operations and cash flows for the periods therein specified in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of unaudited financial statements, to normal, immaterial year-end audit adjustments. Truli has no Liabilities except (i) those which are adequately reflected or reserved against in Truli’s most recent balance sheet included in the SEC Reports (the “Truli Balance Sheet”), or (ii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Truli Balance Sheet and which are not, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Truli.

Section 4.10 Capitalization. The authorized capital stock of Truli consists of 250,000,000 shares of Truli Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock par value $0.0001 per share. Except as set forth on Schedule 4.10, there are no Contracts or other obligations relating to the issued or unissued capital stock of Truli or Newco, or obligating Truli or Newco to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Truli or Newco, or that materially affect the rights of the holder of Series F Stock. Each outstanding share of capital stock of Truli or Newco is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Truli or Newco is free and clear of all Encumbrances of any nature whatsoever, other than restrictions under the Securities Act and applicable state securities Laws. None of the outstanding equity securities or other securities of Truli or Newco was issued in violation of the Securities Act, except for any sales or issuances the claim for which has been barred by Section 13 of the Securities Act. Except for the documents listed on Schedule 4.10, there are no documents or agreements that materially affect the rights of the holders of Series F.

Section 4.11 Absence of Certain Changes and Events. Except as disclosed on Schedule 4.11, since the filing of its Annual Report on Form 10-K for the year ended March 31, 2018, Truli has conducted its business only in the ordinary course of business and there has not been any Material Adverse Effect on Truli, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on Truli, nor has there been:

(a) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of Truli, or (ii) any repurchase, redemption or other acquisition by Truli of any shares of capital stock or other securities;

(b) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of Truli, (ii) any option, warrant or right to acquire any capital stock or any other security of Truli, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Truli;

(c) any amendment, to the certificate of incorporation or bylaws of Truli, or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Truli;

(d) any change of the methods of accounting or accounting practices of Truli in any material respect; and

(e) any agreement or commitment to take any of the actions referred to in clauses (a) through (d) above; provided, that Truli through the Closing Date has outstanding warrants or options or preferred stock that may require Truli to issue shares of Common Stock.

Section 4.12 Compliance With Laws; Permits.

(a) Truli and Newco have complied, and are now complying, in all material respects with all Laws applicable to each or their business, properties, or assets.

(b) Except as disclosed on Schedule 4.12(b), all Permits required for Truli and Newco to conduct their business have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit except as set forth in Schedule 4.12(b).

(c) Since April 1, 2016, none of Truli or any of its directors or officers, or to the Knowledge of Truli, any of its other Representatives or any Person performing services for Truli, has, in connection with or acting on behalf of Truli, directly or indirectly, (i) used corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any official, officer, employee, or representative of any Governmental Authority; or (iii) made any bribe, payoff, rebate, influence payment, kickback, or other unlawful payment. Truli is, to the extent applicable, in material compliance with any applicable Law, whether foreign or domestic, governing corrupt practices, money laundering, anti-bribery, or anticorruption, including the FCPA. Since April 1, 2016, Truli has not, in connection with or relating to the business of Truli, received any written notice alleging any such violation or made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation concerning any actual or alleged violation of the FCPA.

(d) Truli is in compliance in all material respects with all Laws relating to imports, exports, and economic sanctions, including all Laws administered and enforced by OFAC. Since April 1, 2016, Truli has not been a party to any Contract, nor has Truli been engaged in, any transaction or other business, directly or indirectly, with any OFAC Prohibited Party. Neither Truli nor any of the directors, or officers of Truli is an OFAC Prohibited Party or is a target of material sanctions in any other jurisdiction in which Truli has business operations or arrangements.

Section 4.13 Purchase Price. The shares of Truli’s Series F and Common Stock issuable upon conversion of the Series F have been duly authorized, and upon consummation of the transactions contemplated hereby, will be validly issued, fully paid and non-assessable. Subject to compliance with applicable securities laws and certain provisions of this Agreement, Genesys shall be entitled to transfer the Series F at its sole dissection and the Series F shall have no restrictions preventing Genesys from transferring the Series F.

Article V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, required by applicable Law, or consented to in writing by Newco (which consent shall not be unreasonably conditioned, withheld or delayed), Genesys shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Genesys shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable included in the Current Assets in a manner consistent with past practice;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without material modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action which, if taken or permitted prior to the date hereof, would have been required to be listed on Schedule 3.06.

Section 5.02 Access to Information.

(a) From the date hereof until the Closing, Genesys shall (a) afford Newco and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Newco and its Representatives with such financial, operating and other data and information related to the Business as Newco or any of its Representatives may reasonably request; and (c) instruct the Representatives of Genesys to cooperate with Newco in its investigation of the Business. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

Section 5.03 Notice of Certain Events; Delivery of Monthly Financial Report.

(a) From the date hereof until the Closing, Genesys shall promptly notify Truli, and Truli shall promptly notify Genesys, in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Party hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 or Section 7.03, as applicable, to be satisfied;

(ii) any notice or, to Genesys’s or Truli’s Knowledge, as the case may be, any other communication, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or, to Genesys’s or Truli’s Knowledge, as the case may be, any other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions (A) commenced against Genesys, Truli or Newco, as applicable, (B) with respect to Genesys and to Genesys’s Knowledge, threatened against, relating to or involving or otherwise affecting Genesys that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.06 or that relates to the consummation of the transactions contemplated by this Agreement, and (C) with respect to Truli and/or Newco and to the Knowledge of Truli, threatened against, relating to or involving or otherwise affecting Truli and/or Newco that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.06 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) A Party’s receipt of information pursuant to this Section 5.03 shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.04 Employees and Employee Benefits.

(a) No later than 14 days following the Closing Date, Newco may, in Newco’s sole discretion, extend offers of employment or engagement to one or more of the Personnel listed on Schedule 3.20(a) hereto. Such Personnel shall be retained by Newco for the positions and for such period of time after the Closing Date as may be determined in Newco’s sole discretion.

(b) Genesys shall be solely responsible for, and Truli and Newco shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former Personnel of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Genesys at any time on or prior to the Closing Date and Genesys shall pay all such amounts to all entitled persons as and when due.

(c) Genesys shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former Personnel of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Genesys also shall remain solely responsible for all worker’s compensation claims of any current or former Personnel of the Business which relate to events occurring on or prior to the Closing Date. Genesys shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Effective as soon as practicable following the Closing Date, Genesys, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Newco, with respect to those eligible Personnel of the Business who become employed by Newco, or an Affiliate of Newco, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Newco’s plan, all transferred account balances from Genesys’s plan shall become fully vested.

Section 5.05 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Each party hereto shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 5.05.

(c) Without limiting the generality of the parties’ undertakings pursuant to Sections 5.05 (a) and (b) above, each of the Parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Genesys and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.05 shall require, or be construed to require, Truli or Newco or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Truli, Newco or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Truli or Newco of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.06 Non-Competition; Non-Solicitation.

(a) Except as listed on Schedule 5.06(a), For a period of three years commencing on the Closing Date (the “Restricted Period”), Genesys shall not, and shall not permit any Control Person, directly or indirectly, to (i) own or operate, or assist others in operating, an online marketplace connecting independent recruiters with talent seekers (a “Competing Business”); (ii) have an interest directly or indirectly in any Person that owns or operates a Competing Business, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Newco or Truli or suppliers of Newco; provided, that any ownership of Truli Series F or Common Stock shall not be precluded by this Section 5.06.

(b) During the Restricted Period, Genesys shall not, and shall not permit any Control Person to, directly or indirectly, hire or solicit any employee or contractor of Truli or Newco, or encourage any such employee or contractor to leave such employment or hire any such employee or contractor who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees or contractors; provided, that nothing in this Section 5.06(b) shall prevent Genesys or any Control Person from hiring (i) after 90 days from the date of termination of engagement, any employee or contractor whose engagement has been terminated by Truli or Newco, or (ii) after 180 days from the date of termination of engagement, any employee or contractor whose engagement has been terminated by the employee or contractor.

(c) During the Restricted Period, Genesys shall not directly or indirectly, solicit or entice, or attempt to solicit or entice, any competitors, Newco or Truli for purposes of diverting their business or services from Newco or Truli to a Competing Business.

(d) Genesys acknowledges that a breach or threatened breach of this Section 5.06 would give rise to irreparable harm to Truli and Newco, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Genesys or any or their Control Persons of any such obligations, Truli and Newco shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post a bond).

(e) Genesys acknowledges that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Truli and Newco and constitute a material inducement to Truli and Newco to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) Anything in this Section 5.06 to the contrary notwithstanding, the provisions of this Section 5.06 will not apply to (i) Genesys’s ownership of the Series F or Common Stock, (ii) Genesys’ and any Control Person ownership of, and activities on behalf of, any business, including a Competing Business (or any successors thereto), with respect to which Genesys has conducted or has an ownership interest as of the date hereof, (iii) any activity that a Control Person has conducted or has an ownership interest as of the date hereof other than a Competing Business, and (iv) any activity related to the Opptly Business or any activity pursuant to the License Agreement.

Section 5.07 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.08 Public Announcements. Unless otherwise required by applicable Law, by Truli in connection with a financing or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby (except that, subsequent to the Closing (i) after giving Genesys prior written notice of such intended disclosure and a reasonable opportunity to review, Truli may disclose the execution of this Agreement and file a copy in any SEC Reports, in a press release announcing the execution of this Agreement, and in connection with an application to be listed on any national securities exchange, and (ii) Truli may discuss the transaction contemplated hereby in a conference call discussing its potential acquisition of the Business and in discussions in meetings with investors, provided such discussions are consistent with the disclosures made under clause (i) above) or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing and any other agreement between Truli and Genesys, Truli shall have no limitations in providing confidential information to prospective lenders who are subject to customary confidentiality requirements.

Section 5.09 Supplemental Disclosures. Genesys or Truli and Newco may supplement or amend, from time to time, their respective Disclosure Schedules (including by adding additional disclosure schedules relating to matters covered in Article III or Article IV, as applicable) to properly reflect matters, if any, arising after the date hereof or, in the case of matters that are based on the Knowledge of Genesys or Truli and/or Newco, matters, if any, of which Genesys or Truli and/or Newco, as applicable, first acquires such Knowledge after the date hereof. The amending party shall reasonably highlight the changes in the Disclosure Schedules comprising supplements or amendments made pursuant to this Section 5.09. In the event that the changes to the Disclosure Schedules resulting from such supplements and amendments give rise to a Material Adverse Effect, then the non-amending party may terminate this Agreement without liability on the part of the non-amending party to any other party hereto. In order to terminate this Agreement pursuant to this Section 5.09, Truli and Newco must give notice of such termination to Genesys within 10 Business Days following receipt from Genesys of such supplemented or amended Disclosure Schedules. In the event that a party terminates this Agreement pursuant to this Section 5.09, such termination shall be such terminating party’s sole remedy hereunder and no party hereto shall have any further liability or obligation to any other party hereto, except in an Action brought or a claim asserted pursuant to Section 8.04(d) or as otherwise provided in this Agreement.

Section 5.10 Investment Letters. Genesys shall cause any designees of Genesys that receive Common Stock issued to Genesys at the Closing or upon conversion of any portion of the Series F to execute and deliver to Truli an investment letter containing representations and warranties that are substantially the same as those set forth in Section 3.25.

Section 5.11 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Genesys prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Newco shall:

(i) retain the Books and Records (including Personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Genesys; and

(ii) upon reasonable notice, afford Genesys’s Representatives reasonable access (including the right to make, at Genesys’s expense, photocopies), during normal business hours, to such Books and Records.

(b) Neither Truli nor Newco shall be obligated to provide Genesys or any other party with access to any Books and Records (including Personnel files) pursuant to this Section 5.11 where such access would violate any Law.

Section 5.12 Reserved.

Section 5.13 Subsequent Collections. From and after the Closing, if Genesys or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Genesys or its Affiliate shall remit such funds to Newco within five Business Days after its receipt thereof. From and after the Closing, if Newco or its Affiliate receives or collects any funds relating to any Excluded Asset, Newco or its Affiliate shall remit any such funds to Genesys or its designee within five Business Days after its receipt thereof.

Section 5.14 Tax Certificates. If any taxing authority asserts that Genesys is liable for any Tax, Genesys shall promptly pay any and all such amounts and shall provide evidence to Newco that such liabilities have been paid in full or otherwise satisfied.

Section 5.15 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.16 Material Change in Customers. Genesys covenants that during the 90 days after the Closing Date, there shall not be a Material Reduction, unless such reduction is due to the actions of Newco, Truli or any of their affiliates. For this purpose, the term “Material Reduction” means (i) that more than three of the 11 customers listed on Schedule 5.16 or (ii) any of the 11 customers provides notice of termination as described in this Section 5.16 and the gross revenues of such customer(s) is more than 3/11 of the total of each of the 11 customers, gross revenues for the 12 months ended December 31, 2018, have during such 90 day period provided written notice to Newco of termination of their customer relationships.

Section 5.17 Commercial Insurance Premium. Immediately following Closing Genesys shall pay Newco $19,176 to cover Newco’s initial cost of commercial insurance (the “Insurance Premium”). Upon Genesys providing Newco with an invoice for the Insurance Premium, Newco shall pay Genesys $19,176 within 15 days of Newco’s receipt of the invoice.

Article VI

CERTAIN TAX MATTERS

Section 6.01 Certain Tax Matters.

(a) Genesys will be responsible for preparing and filing property (whether real or personal) and similar Tax Returns (“Property Tax Returns”) with respect to the Purchased Assets for Tax periods ending on or before the Closing Date, and will make all payments required with respect to each such Tax Return. Newco will be responsible for preparing and filing all Property Tax Returns for the Purchased Assets for all periods commencing after the Closing Date and will make all payments required with respect to each such Tax Return. Newco and Genesys shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, Action or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a party’s request) the provision of records and information which are reasonably relevant to any such audit, Action or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an audit or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have Liability hereunder.

(b) Genesys shall pay all sales or use Taxes, recording, registration and conveyance Taxes and fees, and similar transfer Taxes arising from or relating to the transactions contemplated in this Agreement, and Genesys shall file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes. For the avoidance of doubt, Genesys shall be solely responsible for any and all income, gross receipts, and similar Taxes of Genesys for all periods (whether before or after the Closing), including all Taxes on any gains recognized by Genesys in connection with the transactions contemplated by this Agreement and the Ancillary Documents, and Genesys shall be solely responsible for preparing and filing all Tax Returns relating thereto. At the reasonable request of Newco, Genesys will certify to Newco that Genesys has paid all such income, gross receipts and similar Taxes and has prepared and filed all such Tax Returns, and shall provide Newco with reasonable evidence of the same.

Article VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Requisite Genesys Vote as of the date hereof.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Truli and Newco. The obligations of Truli and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Truli’s or Newco’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Genesys contained in the first sentence of Section 3.01, Section 3.02, Section 3.03, Section 3.24, and Section 3.25, the representations and warranties of Genesys contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Genesys contained in the first sentence of Section 3.01, Section 3.02, Section 3.03, Section 3.24, and Section 3.25 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Genesys shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Genesys shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(d) Genesys shall have delivered each of the closing deliverables set forth in Section 2.05(a).

(e) The approvals, consents and waivers listed on Schedule 7.02(e) shall have been received, and executed counterparts thereof shall have been delivered to Newco at or prior to the Closing.

(f) Genesys shall be entitled to appoint one member to the board of directors of Truli.

Section 7.03 Conditions to Obligations of Genesys. The obligations of Genesys to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Genesys’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Truli and Newco contained in the first sentence of Section 4.01, Section 4.02, Section 4.05, and Section 4.10, the representations and warranties of Truli and Newco contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Truli and Newco contained in the first sentence of Section 4.01, Section 4.02, Section 4.05, and Section 4.10 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Truli and Newco shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Truli and Newco shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) All approvals, consents and waivers that are listed on Schedule 4.03 shall have been received, and executed counterparts thereof shall have been delivered to Genesys at or prior to the Closing.

(d) Newco shall have delivered each of the closing deliverables set forth in Section 2.05(b).

(e) The Financial Statements of Genesys shall show that Genesys has had a pretax net income of at least $60,000 (calculated in accordance with past practices consistently applied) for a period of 90 days prior to the Closing Date.

Article VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.03, Section 3.24, Section 4.01, Section 4.02, Section 4.05, and Section 4.10 (collectively, the “Fundamental Representations”) shall survive for a period of three years after the Closing, and (b) Section 3.21 and Section 3.25 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements which survive for the period explicitly specified therein or which by their terms are reasonably expected to survive the Closing) shall terminate on the Closing Date and shall thereafter be of no further force and effect. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Genesys. Subject to the other terms and conditions of this Article VIII, Genesys shall indemnify and defend each of Truli and Newco and each of their Affiliates and their respective Representatives (collectively, the “Truli Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Truli Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Genesys contained in this Agreement or in any certificate or instrument delivered by or on behalf of Genesys pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Genesys pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Genesys or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(e) any Transaction Expenses or Indebtedness of Genesys outstanding as of the Closing to the extent not paid or satisfied by Genesys at or prior to the Closing.

Genesys shall not transfer or incur any encumbrance on 50,000 shares of Series F until the one-year anniversary of the Closing Date in order to ensure that Genesys can provide the Indemnification to the Truli Indemnitees.

Section 8.03 Indemnification By Truli and Newco. Subject to the other terms and conditions of this Article VIII, Truli and Newco, jointly and severally, shall indemnify and defend Genesys (the “Genesys Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Genesys Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Truli and Newco contained in this Agreement or in any certificate or instrument delivered by or on behalf of Newco pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Truli or Newco pursuant to this Agreement;

(c) any Assumed Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the operation of the Business or the ownership of the Purchased Assets following the Closing Date.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Genesys shall not be liable to the Truli Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of the Truli Indemnitees are entitled to indemnification under Section 8.02(a) exceeds $30,000 (the “Basket”), in which event Genesys shall be required to pay or be liable for all such Losses above the basket.

(b) Reserved.

(c) Truli and Newco shall not be liable to Genesys Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Truli and Newco shall be required to pay or be liable for all such Losses from the first dollar.

(d) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in any Fundamental Representation, or any action based on Fraud.

(e) For purposes of this Article VIII, for purposes of calculating Losses (but not determining whether a breach has occurred), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f) Each Indemnified Party must act promptly to avoid or mitigate any Losses which it or any other Indemnified Party may suffer in consequence of any fact, matter or circumstance giving rise to a claim for indemnification under this Agreement or likely to give rise to a claim for indemnification under this Agreement and no Indemnified Party shall be entitled to recover under this Agreement to the extent of any Losses that could have been avoided but for the Indemnified Party’s failure to avoid or mitigate such Losses

(g) Notwithstanding anything herein to the contrary, the indemnification obligation of any Party shall not exceed 25% of the dollar value of the Purchase Price as of the Closing Date. If Genesys is the Indemnifying Party, it may meet its obligation by cancellation of the applicable number of Series F shares.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 10 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, such counsel to be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend or appeal any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived; the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Genesys, on the one hand, and Truli and Newco, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. In no event shall the Indemnifying Party also be liable for local counsel selected at the request of the Indemnified Party.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a) (including, without limitation, where the Indemnified Party is defending pursuant to Section 8.05(a)), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Genesys’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, subject to Section 8.06(c). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the statutory rate in the jurisdiction where the judgment has been entered. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(b) Any amount payable by Genesys to a Truli Indemnitee with respect to a Loss shall be reduced by the amount of any net insurance proceeds (i.e., insurance payments less deductible and premiums, including the amount of any increase in future premiums assessed under such policies of insurance) actually received by the Truli Indemnitee with respect to the Loss, and Truli and Newco agree to use their reasonable best efforts to collect any insurance proceeds to which Truli and/or Newco may be entitled in respect of any Loss.

(c) Any Losses payable by Genesys to a Truli Indemnitee pursuant to this Article VIII may be satisfied, at Genesys’s election, in cash, by offset against the principal amount of the Series F held by Genesys, or by surrender of shares of Truli Common Stock (valued at the closing price of the Truli Common Stock as of the close of business on the day prior to the date such Losses are paid). If Genesys transfers any portion of the Series F or shares of Truli Common Stock received hereunder to an Investor, then, at the option of Genesys, Truli and Newco may set off any Losses payable by Genesys hereunder against such Investor’s respective pro rata portion of the Series F or the Truli Common Stock of such Investor to the extent that such Investor still beneficially owns such security(ies). If Genesys fails to pay in cash or elect to set off any Losses payable by Genesys hereunder within 10 days of the final determination of such Losses, then such failure shall be deemed an election to set off any such Losses, and Truli or Newco may set off such Losses against the Series F or the Truli Common Stock as provided hereunder.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VIII are independent of, and in addition to, such rights and remedies as the parties may have at Law or in equity or otherwise for any fraud, as specified in Section 8.04(d), breach of warranty, or failure to fulfill any covenant, agreement, or obligation hereunder on the part of any party hereto, including the right to seek specific performance, rescission, or restitution, without any requirement to post bond, none of which rights or remedies shall be affected or diminished hereby.

Article IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Genesys and Newco;

(b) by Newco by written notice to Genesys if:

(i) neither Truli nor Newco is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Genesys pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Genesys within 10 Business Days of Genesys’s receipt of written notice of such breach from Truli.

(c) by Genesys by written notice to Truli and Newco if:

(i) Genesys is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Truli or Newco pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Truli or Newco within 10 Business Days of their receipt of written notice of such breach from Genesys;

(d) by Newco or Genesys by written notice to the other if:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii) the Closing has not occurred by March 31, 2019 (the “Outside Date”);

Provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to any party (or any Affiliate of such party) whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated hereby to be consummated on or before such time.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 5.02(b) and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Genesys:	Genesys Talent, LLC 100 Waugh Drive, Suite 300 Houston, Texas 77007 Email: _____________________ Attn: Tim O’Rourke, Manager

with a copy (which shall not constitute notice) to: If to Truli or Newco:

Crady, Jewett, McCulley & Houren LLP

2727 Allen Parkway, Suite 1700

Houston, Texas 77009

E-mail: ______________________

Attention: Peter J. Marmo

Truli Technologies, Inc.

344 Grove Street, Suite 2-4018

Jersey City, New Jersey 07302

Email: _____________________

Attention: Miles Jennings

with a copy (which shall not constitute notice) to:	Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach Gardens, Florida 33410 E-mail: _____________________ Attention: Michael Harris, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 5.07, and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Truli, Newco, and Genesys at any time. Any failure of Truli or Newco, on the one hand, or Genesys, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Genesys (with respect to any failure by Truli or Newco) or by Truli or Newco (with respect to any failure by Genesys), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and all matters related to the transactions contemplated herein shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b) Any legal suit, action, or proceeding arising out of or based upon this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in New York County, New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each party acknowledges and agrees that any controversy which may arise under this Agreement or the Ancillary Documents is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby. Each party to this Agreement certifies and acknowledges that (A) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (B) such party has considered the implications of this waiver, (C) such party makes this waiver voluntarily, and (D) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10(c).

(d) Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, without having to plead or prove irreparable harm or lack of adequate remedy at law and without having to post a bond or other security.

(e) Attorneys’ Fees. In the event that any party institutes any legal suit, action, or proceeding against the other party(ies) arising out of or relating to this Agreement, the Ancillary Documents or any of the transactions contemplated hereunder, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including attorneys’ fees and expenses and court costs.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Genesys Talent LLC		Recruiter.com Recruiting Solutions LLC

By:	/s/ Rick Roberts	By:	/s/ Miles Jennings
Name:	Rick Roberts	Name:	Miles Jennings
Title:	Manager	Title:	CEO

Truli Technologies, Inc.,

		By:	/s/ Miles Jennings
		Name:	Miles Jennings
		Title:	CEO

Signature Page to Asset Purchase Agreement

Exhibit A

Certificate of Designation for the Series F

The undersigned, Miles Jennings, the Chief Executive Officer of Truli Technologies, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (“DGCL”), in accordance with the provisions of Section 151 of the DGCL, does hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Board of Directors at a meeting on December 19, 2018, adopted resolutions authorizing the creation and issuance of a series of preferred stock designated as the “Series F Convertible Preferred Stock”, none of which shares have been issued;

That the Certificate of Designation for the Series F Convertible Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State for the State of Delaware on March 25, 2019.

That pursuant to the authority expressly conferred upon the Board of Directors by the Corporation’s Certificate of Incorporation, the Board of Directors, by unanimous written consent on March 29, 2019, adopted the following resolutions amending and restating the Certificate of Designation (the “Amended and Restated Certificate of Designations”):

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors and in accordance with the provisions of the Certificate of Incorporation and the DGCL, the Certificate of Designation for the Series F Convertible Preferred Stock shall be amended and restated in its entirety, and the designation and number of shares constituting such series, and the rights, powers, preferences, privileges and restrictions relating to such series, in addition to any set forth in the Certificate of Incorporation, shall be as follows:

Section 1. Designation and Authorized Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series F Convertible Preferred Stock” (the “Series F Preferred Stock”). The authorized number of shares of the Series F Preferred Stock shall be 200,000 shares (the “Preferred Shares”). Each Preferred Share shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meaning as set forth in Section 12 below.

Section 2. Stated Value. Each Preferred Share shall have a stated value of $20 per share (the “Stated Value”).

Section 3. Liquidation. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary (in each case, the “Liquidation Date”), each Holder shall be entitled to receive out of assets of the Corporation legally available therefor: (a) a pro rata portion of 20.52% of the Second Liquidation Preference; and (b) a pro rata portion of 14.62% of the value of any cash or other property to be distributed to the Holders, the Series D Stockholders and the Series F Stockholders as payment of the Remaining Liquidation Amount. Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible.

Section 4. Voting. Except as otherwise expressly required by law, each Holder shall be entitled to vote on all matters submitted to stockholders of the Corporation and shall be entitled to the number of votes for each Preferred Share owned at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, equal to the number of shares of Common Stock such Preferred Shares are convertible into at such time, but not in excess of the conversion limitations set forth in Section 5(d) herein. Except as otherwise required by law, the Holders shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 5. Conversion.

(a) Conversion Right. Subject to the provisions of Section 5(d), at any time or times on or after the Closing Date, each Holder shall be entitled to convert any portion of the outstanding Preferred Shares held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 5(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Preferred Share (as defined below).

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Preferred Share pursuant to Section 5(c) shall be determined by dividing (x) the Stated Value of such Preferred Share by (y) the Conversion Price (the “Conversion Rate”).

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert a Preferred Share into shares of Common Stock on any date after the Closing Date (a “Conversion Date”), a Holder shall deliver (via, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. Within three (3) Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Corporation the original certificates representing the Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Preferred Shares in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the Securities Exchange Act of 1934, (the “Exchange Act”) or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, to credit such Holder’s or its designee’s balance account with DTC (or subject to Section 5(c)(i) to issue to such Holder a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Corporation’s share register) for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Preferred Share, a Triggering Event shall be deemed to have occurred, and such Holder shall be entitled to the remedies set forth in Section 7, in addition to all other remedies available to such Holder.

(d) Maximum Conversion. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Designation, at no time may all or a portion of the Preferred Shares be converted if the number of shares of Common Stock to be issued pursuant to such conversion would cause the holder’s beneficial ownership to exceed, when aggregated with all other shares of Common Stock beneficially owned (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) by such holder at such time, the number of shares of Common Stock more than 4.99% of all of the Common Stock issued and outstanding at such time (which provision may be waived by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice). Additionally, in no event shall any Preferred Shares be converted if after giving effect to the conversion, the Holder would beneficially own more than 9.99% of all of the Common Stock issued and outstanding at such time. For purposes of this Section 5(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series F Preferred Stock, the Corporation shall within one (1) business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series F Preferred Stock, held by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported, which in any event are convertible or exercisable, as the case may be, into shares of the Corporation’s Common Stock within sixty (60) days’ of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this Section 5 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitations herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Section 6. Reserved.

Section 7. Triggering Events. If at any time while any Preferred Shares remain outstanding and any Triggering Event occurs, the Corporation shall pay within three (3) days to each Holder $210 per each $1,000 of the Stated Value of each such Holder’s Preferred Shares, provided however that this Section 7 shall not apply in the case of a failure to timely convert under Section 5(c)(ii) due to an insufficient number of authorized shares until 120 days from the Closing Date.

Section 8. Other Provisions.

(a) Reservation of Common Stock. After the expiration of sixty (60) days from the Closing Date, or such longer period as provided for in Section 3(c) of the Securities Purchase Agreement, so long as any Preferred Shares remain outstanding, the Corporation shall at all times reserve at least two (2) times the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding and the exercise of all Warrants then outstanding under the Transaction Documents (without regard to any limitations on conversions) (the “Required Reserve Amount”). Any failure of the Corporation to maintain the Required Reserve Amount shall be deemed to be a Triggering Event. The Required Reserve Amount (including each increase in the number of shares so reserved) shall be allocated pro rata among the Holders based on the number of the Preferred Shares held by each Holder on the Closing Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of the Preferred Shares then held by the Holders.

(b) Record Holders. The Corporation shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Preferred Share and the Stated Value of the Preferred Shares. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Preferred Shares shall treat each Person whose name is recorded in the Register as the owner of a Preferred Share for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary.

(c) Transfer of Preferred Shares. A Holder may transfer some or all of its Preferred Shares without the consent of the Corporation, subject to compliance with the Securities Act of 1933, as amended. If any Preferred Shares are to be transferred, the applicable Holder shall surrender the applicable Preferred Share Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Preferred Share Certificate, registered as such Holder may request, representing the outstanding number of Preferred Shares being transferred by such Holder and, if less than the entire outstanding number of Preferred Shares is being transferred, a new Preferred Share Certificate to such Holder representing the outstanding number of Preferred Shares not being transferred. The Corporation shall record all such transfers pursuant to this Section 8(c) in the Register.

(d) Lost, Stolen or Mutilated Preferred Share Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Preferred Share Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Preferred Share Certificate, the Corporation shall execute and deliver to such Holder a new Preferred Share Certificate representing the applicable outstanding number of Preferred Shares.

Section 9. Restriction and Limitations. Except as expressly provided herein or as required by law, so long as any Preferred Shares remain outstanding, the Corporation shall not, without the vote or written consent of the Required Holders, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series F Preferred Stock.

Section 10. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any Preferred Shares remain outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the conversion of the Series F Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each Preferred Share shall receive such consideration as if such number Preferred Shares had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Notwithstanding the preceding, there shall be no adjustment as a result of the contemplated reverse stock split.

Section 11. Equal Treatment of Holders. No consideration (including any modification of this Amended and Restated Certificate of Designation or related Transaction Document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Amended and Restated Certificate of Designation or Transaction Document unless the same consideration is also offered to all of the Holders. For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all Holders as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series F Preferred Stock or otherwise.

Section 12. Certain Defined Terms. For purposes of this Amended and Restated Certificate of Designation, the following terms shall have the following meanings:

(a) “Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of the Closing Date by and among the Corporation and the additional parties thereto.

(b) “Closing Date” shall mean the date of first issuance of the shares of Series D Preferred Stock.

(c) “Common Stock” shall mean the Corporation’s common stock, $0.0001 par value per share.

(d) “Consideration Value” means the value of the applicable Option, Convertible Security as of the date of issuance thereof (as determined by the Board of Directors in good faith).

(e) “Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other date of determination, $0.02, subject to adjustment as provided herein.

(f) “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

(g) “Excluded Securities” means those securities identified and defined as such in the Securities Purchase Agreement.

(h) “First Liquidation Preference” means the first $2,000,000 of cash and/or other property received by the Corporation pursuant to the liquidation, dissolution or winding up of the business of the Corporation, and which is payable to the Series D Stockholders.

(i) “Holder” or “Holders” means a holder of Series F Preferred Stock.

(j) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(k) “Person” means an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(l) “Principal Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTCPink, OTCQB, or OTCQX and any successor markets thereto.

(m) “Remaining Liquidation Amount” means $9,000,000.

(n) “Required Holders” means Holders representing a majority of the outstanding Preferred Shares.

(o) “Second Liquidation Preference” means a liquidation preference of $3,000,000 in cash and/or other property received by the Corporation pursuant to a liquidation, dissolution or winding up of the business of the Corporation, and which is to be paid to the Holders and the Series E Stockholders after the Series D Stockholders have received the First Liquidation Preference.

(p) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Closing Date, by and among the Corporation and certain investors party thereto, a form of which will be on file with the Securities and Exchange Commission.

(q) “Series D Stockholders” means a Person holding Series D Convertible Preferred Stock of the Corporation.

(r) “Series E Stockholders” means a Person holding Series E Convertible Preferred Stock of the Corporation.

(s) “Trading Day” means any day on which the Common Stock is eligible to be traded on the Principal Market or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder.

(t) “Transaction Documents” means this Amended and Restated Certificate of Designation, the Asset Purchase Agreement and each of the other agreements and instruments entered into or delivered by the Corporation or any of the Holders in connection with the transactions contemplated hereby and under the Asset Purchase Agreement, each as may be amended from time to time in accordance with the terms thereof.

(u) “Triggering Events” means each of the following events:

(i) at any time the Corporation has breached any provision of this Amended and Restated Certificate of Designation and such breach remains uncured for a period of five (5) consecutive Trading Days (the “Cure Period”), except as set forth in Section 10(n)(ii) below for which such Cure Period shall not apply;

(ii) upon the occurrence of any event explicit stated herein to constitute a “Triggering Event”;

(iii) other than as specifically set forth in another clause of this definition, the Corporation or any of its subsidiaries breaches any material representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any material covenant or other material term or material condition of any Transaction Document, except, in the case of a breach of a material covenant or other material term or material condition that is curable, only if such breach remains uncured for a period of five (5) consecutive Trading Days; or

(iv) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Corporation as to whether any Triggering Event has or has not occurred.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 31st day of March 2019.

By:
Name:	Miles Jennings
Title:	Chief Executive Officer

EXHIBIT I

TRULI TECHNOLOGIES, INC.

CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designation, Preferences and Rights of the Series E Convertible Preferred Stock of Truli Technologies, Inc. (the “Amended and Restated Certificate of Designations”). In accordance with and pursuant to the Amended and Restated Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Shares”), of Truli Technologies, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:
Aggregate number of Preferred Shares to be converted
Aggregate Stated Value of such Preferred Shares to be converted:
Aggregate accrued and unpaid dividends and accrued and unpaid Late Charges with respect to such Preferred Shares and such aggregate dividends to be converted:
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐	Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

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EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

TRULI TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit B

The Lease Agreement

THIS SUBLEASE AGREEMENT (this “Sublease”) is entered into effective as of March 31, 2019 (the “Effective Date”) between Icon Information Consultants L.P., a Texas limited partnership (“Tenant”), whose address for purposes of this Sublease is 100 Waugh Drive, Suite 300, Houston, Texas 77007, and Recruiter.com Recruiting Solutions, LLC, a Delaware limited liability company (“Subtenant”), whose address for purposes of this Sublease is 344 Grove St., #2 #4018, Jersey City, NJ 07302 with reference to the following:

1. LUI2 Houston Waugh, L.P., the predecessor-in-interest to Houston Waugh, LP, a Delaware limited partnership (the “Landlord”) and Tenant entered into that certain Office Lease dated October 22, 2010, as amended by that certain First Amendment to Office Lease dated June 28, 2017 (the “Master Lease”) originally covering approximately 13,281 rentable square feet on the 3rd floor (the “Tenant Premises”) of 100 Waugh Drive, Houston, Texas 77007 (the “Building”), with an expansion of the Premises to include an additional 5,480 rentable square feet on the 3rd floor on or around September 1, 2017 and an additional 1,494 rentable square feet on the 3rd floor beginning on or around October 1, 2018.

2. Tenant desires to sublease a subsection of the Tenant Premises which has a separate entrance and separate key card access, being approximately 5,480 rentable square feet of the Tenant Premises and shown on Exhibit A attached hereto (the “Sublease Premises”), to Subtenant pursuant to the following terms and conditions. The rentable square feet is the square footage which will be used whether or not it is later shown to be different from the actual square footage. The allocable percentage to be used in determining Subtenant’s proportionate share of expenses applicable to the Tenant Premises shall be 27.1% (“Subtenant’s Proportionate Share”) whether or not it is later shown to be different from the actual allocable percent.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

(a) Sublease. Tenant hereby sublets to Subtenant and Subtenant hereby subleases from Tenant the Sublease Premises for the balance of the Sublease Term. Subtenant shall also have access to Tenant’s kitchen/break room located in the Tenant Premises during normal business hours, Monday to Friday. Subtenant hereby agrees to comply with all of the terms and provisions of the Master Lease incorporated in Section 12 below insofar as such incorporated provisions do not conflict with the specific provisions of this Sublease. Notwithstanding anything in this Sublease to the contrary, Subtenant’s sole obligation to pay Rent shall be governed by the provisions of this Sublease.

(b) Sublease Term. This Sublease will commence on the Effective Date (the “Term Commencement Date”) and end on November 30, 2022 (the “Term Expiration Date”).

(c) Rent.

i. Effective as of the Effective Date, Subtenant shall pay to Tenant, on or before the first day of each month of the Term, the following amounts as Base Rent for the Sublease Premises:

Begin Date	End Date	No. of Months	Annual Base Rent Per Sq. Ft.	Monthly Base Rent
Term Commencement Date	03/31/2020	12	$15.50	$7078.33
04/01/2020	03/31/2021	12	$16.00	$7306.67
04/01/2021	11/30/2022	19	$16.50	$7535

ii. Sublease rent is payable to Tenant at the following address: 100 Waugh Drive, Suite 300, Houston, Texas 77019. If any payment due Tenant is not received by Tenant when due and Subtenant does not cure such failure within three (3) business days after delivery of written notice from Tenant to Subtenant, Subtenant shall be in breach in addition to all other remedies available to it, Tenant can collect a late payment charge of five percent (5%) of such past due amount. Notwithstanding the prior sentence, Tenant shall not be required to provide Subtenant more than two (2) notices of late rent in any twelve (12) month period.

iii. Beginning on the Term Commencement Date and continuing each month thereafter, Subtenant shall be responsible for Subtenant’s Proportionate Share of any other fees or expenses applicable to all of Tenant’s Premises that are passed through to Tenant by the Landlord, including those payments for Operating Expenses, as that term is defined the Master Lease (collectively, the “Subtenant’s Operating Expenses”). All Operating Expenses and any other expenses will be trued up annually in accordance with the Master Lease, and Subtenant shall promptly pay any additional amounts owing after such true up

iv. Base Rent and Subtenant’s Operating Expenses shall collectively be referred to herein as “Rent.” If the Term Commencement Date is a day other than the first day of a calendar month, the monthly Rent shall be prorated for such initial calendar month.

(d) Tenant Representations and Warranties. Tenant hereby warrants and represents to Subtenant that, as of the Effective Date, (a) to its actual knowledge without any duty to investigate, that the Sublease Premises is in compliance with all applicable laws, (b) to its actual knowledge without any duty to investigate, that the Sublease Premises is free from hazardous materials, (c) that Tenant has not received any notice of any violation or non-compliance related to Tenant’s Premises or the Sublease Premises from the Landlord or any governmental authority or agency, (d) to its actual knowledge without any duty to investigate, that neither Tenant or Landlord are in default under the Master Lease and no event has occurred that would constitute a default under the Master Lease, but for the giving of notice or passage of time by Landlord or Tenant, (e) that the Sublease Premises was previously occupied by Genesys Talent, LLC, a Texas limited liability company (the “Prior Occupant”) and, to its actual knowledge without any duty to investigate, Subtenant’s use of the Sublease Premises for general office use, which such “general office use” includes the operation of office space for an online staffing business in a fashion similar to Prior Occupant’s use of the Sublease Premises for such online staffing business (collectively, “Permitted Use”), will not violate the Master Lease (including, but not limited to, the use restrictions and prohibitions set forth in Section 5(A) of the Master Lease), and (f) subject to Landlord executing the attached joinder and consent, Tenant has obtained all necessary consents or approvals to execute this Sublease and this Sublease does not violate any agreements Tenant has with any other party.

(e) Condition of Sublease Premises. EXCEPT AS SET FORTH IN SECTION 4 ABOVE, SUBTENANT ACCEPTS THE PREMISES ON AN “AS-IS” BASIS AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY TENANT REGARDING THE SUBLEASE PREMISES, THE BUILDING OR THE PROJECT. BASED ON SECTION 4 ABOVE AND ITS OWN INVESTIGATION, SUBTENANT HEREBY AGREES THAT THE SUBLEASE PREMISES IS IN GOOD ORDER AND SATISFACTORY CONDITION. EXCEPT IN THE EVENT OF A PROVEN TENANT BREACH OF SECTION 4 ABOVE, SUBTENANT WAIVES (I) ALL CLAIMS DUE TO DEFECTS IN THE SUBLEASE PREMISES; AND (II) ALL EXPRESS AND IMPLIED WARRANTIES OF SUITABILITY, HABITABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. EXCEPT IN THE EVENT OF A PROVEN TENANT BREACH OF SECTION 4 ABOVE AND EXCEPT AS OTHERWISE PERMITTED UNDER SECTION 23 BELOW, SUBTENANT WAIVES THE RIGHT TO TERMINATE THIS SUBLEASE DUE TO THE CONDITION OF THE SUBLEASE PREMISES.

(f) Building Services. Notwithstanding any other provisions in this Sublease, the only services or utilities to which Subtenant is entitled hereunder are those to which Tenant is entitled under the Master Lease; provided, however, Tenant shall use its commercially reasonable efforts to cause Landlord to comply with its utility related obligations under the Master Lease. Except if arising from the gross negligence or willful misconduct of Tenant or its agents, employees or contractors any cessation in the furnishing of any services or utilities shall not render Tenant liable to Subtenant in any respect for damages to either persons or property, nor be construed as an eviction by Tenant, nor work an abatement of rent, nor relieve Subtenant from fulfillment of any covenant or agreement in this Sublease, except Subtenant shall have all of the rights and remedies of Tenant set forth in Section 7.B. of the Master Lease.

(g) Tenant Repairs. Except to the extent damage arises from the acts or omissions of Tenant or its employees, agents, or contractors after the date of this Sublease, Tenant shall have no obligation, under the Master Lease or this Sublease, to repair, maintain, refurbish or make replacements for the Sublease Premises, whether or not arising out of fire, other casualty, or in connection with the need for normal maintenance and repair; provided, however, Tenant shall use its commercially reasonable efforts to cause Landlord to comply with its maintenance, repair and replacement obligations under the Master Lease.

(h) Subtenant Repairs and Alterations. Subtenant, at its own cost and expense, shall perform such maintenance, repairs and replacements with respect to the Sublease Premises as are required of the Tenant under the Master Lease whether or not caused by any act or omission of Subtenant or Subtenant’s agents, employees, invitees, licensees, or visitors, but excluding maintenance, repairs and replacements necessitated by the acts or omissions of Tenant or its agents, employees or contractors after the date of this Sublease. At the termination of this Sublease, by lapse of time or otherwise, Subtenant shall deliver the Sublease Premises to Tenant in as good condition as existed at the Term Commencement Date of this Sublease, ordinary wear and tear, casualty and condemnation excepted, and Subtenant shall return all keys and key cards providing access to the Building and Sublease Premises.

Subtenant may make alterations to the subleased premises (including, but not limited to, installing locks on interior doors between the Subleased Premises and the remainder of the Tenant Premises), provided that Subtenant complies with any requirements of the Master Lease. Tenant shall use commercially reasonable efforts to cooperate with the Subtenant in connection with facilitating any necessary dialogue with the Landlord related to such alterations.

(i) Signage. Tenant shall cooperate with Subtenant, at no cost to Tenant, to cause Landlord to place Subtenant’s name in the directory located in the main lobby of the Building and to provide Subtenant with Building standard suite entry door signage. Any expenses or costs associated with replacement of any such Subtenant signage shall be borne exclusively by Subtenant.

(j) Parking. In accordance with Exhibit F of the Master Lease, as modified by the First Amendment to Office Lease, Subtenant shall have the right to use 4 parking permits for use in the parking garage of the Building and 16 unreserved, uncovered parking spaces.

(k) Compliance with Lease Terms. Subtenant represents that it has read and is familiar with all of the provisions of the Master Lease, and Subtenant agrees that it shall be obligated to comply with all of the terms, covenants, agreements, conditions and obligations of Tenant under the Master Lease incorporated in Section 12 below insofar as such incorporated provisions do not conflict with the specific provisions of this Sublease. Subtenant shall not, by any act or omission, cause Tenant to be in violation of or in default under the Master Lease. Tenant will not violate the Master Lease provided that Tenant will not be responsible to Subtenant for violations of the Master Lease caused by the acts or omission of Subtenant, its agents, employees, invitees, or contractors.

(l) Incorporation of Lease. Insofar as the provisions of the Master Lease do not conflict with specific provisions hereof, and except for Section 1.B, Section 1.C., Section 1.D., Section 1.G., Section 1.H, Section 1.I., Section 2, Section 3, Section 6, Section 31.E., Section 31.F., Section 31.P., Exhibit D, Exhibit E, Rider No. 1, and Rider No. 2 of the Office Lease, and Sections 1-12 of the First Amendment to Office Lease, all provisions of the Master Lease are incorporated by this reference into this Sublease as fully as if completely restated herein. Insofar as the provisions of the Master Lease do not conflict with specific provisions hereof, Subtenant shall be bound by all of the provisions of the Master Lease (except those Sections excluded by the preceding sentence) pertaining to the Sublease Premises and shall perform all of the obligations and responsibilities that Tenant by the Master Lease undertakes toward Landlord pertaining to the Sublease Premises, except for the payment of Rent due under the Master Lease. Therefore, in construing Subtenant’s obligations, wherever in the Master Lease the word “Landlord” or “Lessor” is used, it shall mean Tenant and wherever in the Master Lease the word “Tenant” or “Lessee” is used, it shall mean Subtenant and wherever in the Master Lease the words “Leased Premises” or similar words are used, they shall mean the Sublease Premises. The foregoing notwithstanding, this Sublease does not create any rights in Landlord or any third parties. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, (a) that if the Master Lease terminates as a result of a default or breach by Subtenant under this Sublease that causes a default or breach under the Master Lease, then Subtenant shall be liable to Tenant for the damage suffered as a result of such termination, or (b) that if the Master Lease terminates as a result of a default or breach by Tenant that is not caused by a default by Subtenant under this Sublease, then Tenant shall be liable to Subtenant for the damage suffered as a result of such termination. Notwithstanding anything in this Sublease to the contrary, nothing in this Sublease will obligate Subtenant to be responsible for any obligations of Tenant related to Tenant’s Premises other than to the extent such obligations pertain to the Sublease Premises.

(m) Condition of Property. Notwithstanding any provision of this Sublease or the Master Lease to the contrary, Tenant shall not be liable to Subtenant or any of its agents, employees, servants, or invitees for any death or injury to any person or persons or for damage to property due to the condition or design or any defect in the Sublease Premises, the Building or any complex of which it is a part, or any part or component thereof (including without limitation any mechanical, electrical, plumbing, heating, air conditioning or other systems or equipment), which may exist or subsequently occur, except to the extent of Tenant’s own gross negligence or willful misconduct. Subtenant, for itself and its agents, employees, servants, and invitees, expressly assumes all risks of damage to persons and property, either proximate or remote, by reason of the present or future condition of the Sublease Premises, the Building or any complex of which it is a part, or any part or component thereof, except to the extent caused by Tenant’s gross negligence or willful misconduct.

(n) Acts of Subtenant. Except if arising out of the gross negligence or willful misconduct of the Tenant Parties, Subtenant does hereby assume liability for, and does hereby agree to indemnify, protect, defend, save and hold harmless Tenant, its officers, directors, agents and employees (collectively, “Tenant Parties”), from and against any and all liabilities, obligations, claims, actions, demands, fines, suits, judgments, penalties, damages and losses (including all of the costs, fees and expenses connected therewith or incident thereto) for death of or injury to any person whomsoever and for loss of, damage to, or destruction of any property whatsoever (including loss of use thereof) arising out of Subtenant’s use of the Sublease Premises, or any act or omission of Subtenant, its owners, officers, employees, agents or contractors, or Subtenant’s breach of any of its obligations under this Sublease (including, but not limited to, the obligations under the Master Lease imposed on Subtenant by this Sublease). This indemnity is intended to indemnify the Tenant parties against the consequences of their own negligence or fault, even when Tenant PARTIES are jointly, comparatively, contributively, or concurrently negligent with Subtenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Tenant PARTIES; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of Tenant PARTIES.

(o) Except if arising out of the gross negligence or willful misconduct of the Subtenant Parties, Tenant does hereby assume liability for, and does hereby agree to indemnify, protect, defend, save and hold harmless Subtenant, its officers, directors, agents and employees (collectively, “Subtenant Parties”), from and against any and all liabilities, obligations, claims, actions, demands, fines, suits, judgments, penalties, damages and losses (including all of the costs, fees and expenses connected therewith or incident thereto) for death of or injury to any person whomsoever and for loss of, damage to, or destruction of any property whatsoever (including loss of use thereof) arising out of Tenant’s use of the Tenant Premises (excluding the Sublease Premises), or any act or omission of Tenant, its owners, officers, employees, agents or contractors, or Tenant’s breach of any of its obligations under this Sublease and the Master Lease. This indemnity is intended to indemnify the SUBTENANT parties against the consequences of their own negligence or fault, even when SUBTenant PARTIES are jointly, comparatively, contributively, or concurrently negligent with tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of SUBTenant PARTIES; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of SUBTenant PARTIES.

(p) Limitation of Liability. Each party hereby waives all claims against the other party and its respective officers, directors, agents and employees, for consequential, special or punitive damages allegedly suffered by such party, including lost profits and business interruption.

(q) Default by Landlord. Tenant shall use its commercially reasonable efforts to cause Landlord to comply with its obligations under the Master Lease and, if applicable, to seek rental abatements and other remedies from Landlord. Tenant shall not be responsible or liable for any violation or default by Landlord under the Master Lease (regarding utilities, services, repairs or otherwise) or for the acts or omissions of any tenant of the Building, but only for defaults of Tenant hereunder and for the gross negligence or willful misconduct of Tenant.

(r) Quiet Enjoyment. Provided Subtenant has performed all of the terms, covenants, agreements, conditions and obligations under this Sublease, Subtenant shall peaceably and quietly hold and enjoy the Sublease Premises against Tenant and all persons claiming under Tenant for the balance of the Sublease Term and Subtenant will have the same rights and benefits to use the Common Areas (as defined in the Master Lease) and other portions of the Building and Property (as defined in the Master Lease) as are afforded to Tenant under the Master Lease.

(s) Broker. Tenant and Subtenant, each as to itself, warrant and represents to the other, that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease.

(t) Insurance. Subtenant shall procure and maintain during the Term of this Sublease the same insurance for the Sublease Premises as required of Tenant under the Master Lease for the Tenant Premises. Subtenant shall name both Tenant and Landlord under the Master Lease as additional insureds and shall produce such evidence of insurance promptly after request by Tenant or Landlord. Notwithstanding anything in this Sublease to the contrary, each party waives, and shall cause its respective insurance carrier(s) and any other party claiming through or under its respective carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, claims, action or causes of actions against the other party for any loss, liability, judgments, costs, expenses (including attorney’s fees) that is covered by insurance or would have been covered by insurance had the insurance required by this Lease been maintained.

(u) Default / Remedies. If Subtenant fails to pay when due any Rent as set forth in Section 3(b) above, then Tenant shall have such rights and remedies available to Tenant at law or in equity and, except as otherwise set forth in this Sublease, shall have all the rights against Subtenant as would be available to Landlord against Tenant under the Master Lease if such breach were by Tenant as the lessee under the Master Lease. If Tenant violates this Sublease, then, except as otherwise set forth in this Sublease, Subtenant shall have all rights and remedies available at law or in equity against Tenant.

(v) Entirety of Agreement. This Sublease shall become effective only upon full execution and delivery of this Sublease by Landlord and Tenant. This Sublease contains the parties’ entire agreement regarding the subject matter covered hereby, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Sublease.

(w) Attorney’s Fees. If Subtenant defaults in the performance of any of the provisions of this Sublease and Tenant places in the hands of any attorney the enforcement of all or any part of this Sublease, the collection of any rent or other sums due or to become due or recovery of the possession of the Sublease Premises, Subtenant agrees to pay Tenant’s costs of collection, including reasonable attorneys’ fees, whether suit is actually filed or not. If either party seeks to enforce the terms and conditions of this Sublease in a court of law, the non-prevailing party in such action shall be responsible for the costs and expenses incurred in such action by the prevailing party, including, without limitation, reasonable attorney’s fees and court costs.

(x) Waiver, Releases and other Pass Through Rights/Benefits. Subtenant shall not have the right to withhold or to offset rent or to terminate this Sublease except as expressly provided herein or available under the Master Lease. Subtenant waives and releases any and all statutory liens and offset rights. Any Rent abatements, reductions, refunds or similar benefits received by Tenant from Landlord shall be proportionately passed through to Subtenant under the Sublease, except to the extent such abatement, reduction, refund or other benefit arises from a circumstance that disproportionately affects Tenant or Subtenant, in which case, such amount or benefit shall be equitably allocated between Tenant and Subtenant taking into consideration the circumstances.

(y) Miscellaneous. This Sublease shall not be construed for or against either party hereto.

(z) Counterparts. This Sublease may be executed in multiple counterparts, each of which shall be considered an original but which taken together shall constitute one and the same instrument. Each party hereto agrees that a facsimile, electronic or other copy of a signature hereto will be as effective as the original of that signature.

(Signature pages to follow)

TENANT:

ICON INFORMATION CONSULTANTS, L.P., a Texas limited partnership

By:	Icon Technical Consultants, LLC, a Texas limited liability company, its General Partner

By:
Name:	Konrad Novicke
Title:	COO

SUBTENANT:

RECRUITER.COM RECRUITING SOLUTIONS, LLC, a Delaware limited liability company

By:
Name:	Miles Jennings
Title:	CEO

Exhibit A - Phase 1 Premises-Sublease Premises

ICON INFORMATION CONSULTANTS - EXPANSION SPACE - PRELIMINARY PRICING PLAN
100 WAUGH, LEVEL 3, HOUSTON, TEXAS 77007 - 04.21.2017
Sublease Premises (Suite 350)
EXPANSION AREA 5,480 RSF
EXPANSION AREA 5,480 RSF
EXPANSION AREA 5,480 RSF / NOT IN CONTRACT / EXISTING SPACE 13,281 RSF
Sublease Premises (Suite 350)
SCALE: NTS
31530.86
ZIEGLER COOPER

Exhibit C

License Agreement

This License and Services Agreement (this “Agreement”), effective as of March 31, 2019 (the “Effective Date”), is by and among Genesys Talent, LLC, a Texas limited liability company (“Genesys”), Recruiter.com Recruiting Solutions, LLC, a Delaware limited liability company (“Recruiter”), and Truli Technologies, Inc., a Delaware corporation (“Truli,” together with Recruiter, the “Company”). Genesys, Truli, and Recruiter may be referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, pursuant to an Asset Purchase Agreement dated as of the Effective Date, the Company agreed to purchase certain assets from Genesys; and

WHEREAS, Genesys desires to license to the Company the right to use certain software-as-a-service offerings from Genesys.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

Capitalized terms used herein and not otherwise defined throughout this Agreement shall have the meanings set forth in this Section 1. All other capitalized terms shall have meanings given to them throughout this Agreement.

“Action” means any claim, charge, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity, or otherwise.

“Additional Services” has the meaning contained in Section 6.5.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning contained in the preamble.

“Ancillary Agreements” means the Asset Purchase Agreement and any other agreements in connection with the sale of certain assets by Genesys to the Company.

“Annual Payments” has the meaning contained in Exhibit A.

“Applicable Data Protection Laws” means federal, state and international privacy, data protection and information security-related Laws applicable to Personal Information.

“Asset Purchase Agreement” means that certain asset purchase agreement entered into on the Effective Date by and among the Parties.

“Authorized Users” means all Persons authorized by Truli, Recruiter, or any of its Sublicensees to access and use the Services through the Company’s account all in accordance with the terms and conditions of this Agreement.

“Available” means the Services available and operable by Genesys for access and use by the Company, its Sublicensees and the Authorized Users in material conformity with the Specifications and Documentation. “Availability” has a correlative meaning.

“Availability Requirement” has the meaning contained in Exhibit B.

“Avature” has the meaning set forth on Exhibit A.

“Avature Services” has the meaning set forth on Exhibit A.

“Avature Service Level Credits” has the meaning set forth on Exhibit B.

“Bankruptcy Triggering Event” has the meaning contained in Section 10.3(b)(i).

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by Law to be closed for business.

“Change of Control” means: (i) any Person unaffiliated with an entity acquires more than fifty percent (50%) control, directly or indirectly, over the voting securities of said entity; (ii) an entity merges, consolidates or reorganizes with an unrelated Person, unless the equity owners of said entity immediately prior to such transaction would own at least a majority of the voting power of the surviving entity immediately following such transaction; (iii) the sale, lease, license or disposition of all or substantially all of the assets of an entity; (iv) the liquidation or dissolution of an entity; or (v) a change in a majority of the manages or members of an entity by Persons not affiliated with said entity as of the Effective Date.

“Code” has the meaning contained in Section 10.3(b)(i).

“Company” has the meaning contained in the preamble.

“Company Data” means any and all information, data, materials, works, expressions, or other content, including any that are (a) uploaded, submitted, posted, transferred, transmitted, or otherwise provided or made available by or on behalf of the Company, its Sublicensees or any Authorized User for Processing by or through the Services, or (b) collected, downloaded, or otherwise received by the Company or the Services for the Company, its Sublicensees or any Authorized User pursuant to this Agreement or at the written request or instruction of the Company, its Sublicensees or any Authorized User. All output, copies, reproductions, improvements, modifications, adaptations, translations, and other derivative works of, based on, derived from, or otherwise using any Company Data are themselves also Company Data. For the avoidance of doubt, Company Data includes all User Data and Personal Information, but does not include any Genesys Materials.

“Company Indemnitee” has the meaning contained in Section 9.1(a).

“Company Marks” has the meaning contained in Section 7.3.

“Company Systems” means the internal systems of the Company and its Sublicensees that are used in the operation of their respective businesses, including computer hardware systems, software, embedded systems, infrastructure and all related databases, equipment and components.

“Confidential Information” has the meaning contained in Section 11.

“Continuity Period” has the meaning contained in Section 10.5(b).

“Direct Claim” has the meaning contained in Section 9.3(c).

“Direct Claim Notice” has the meaning contained in Section 9.3(c).

“Documentation” means any written description of the Services, including but not limited to the specifications (if applicable) setting out the description of its functionality and/or performance, user manuals, systems manuals, operating manuals, programming manuals, training manuals and video files, the Help and News content of the Services, and set up configuration guides, including any amendments and modifications thereto.

“Effective Date” has the meaning contained in the preamble.

“Epidemic Failure” means the Services are Available less than (i) 80% of the time during any given 30-day period during the Term, or (ii) 85% of the time during any given 90-day period during the Term.

“Exclusive License” refers to the exclusive license granted to the Company as provided for in Section 2 of this Agreement.

“Exclusivity Period” has the meaning contained in Section 2.1.

“Exceptions” has the meaning contained in Exhibit B.

“Excused Downtime” has the meaning contained in Exhibit B.

“Force Majeure” means any event beyond the reasonable control of the applicable Party relating to strikes, labor disputes, freight embargoes, interruption or failure in the Internet, telephone or other telecommunications service or related equipment, material interruption in the mail service or other means of communication, a Party sustaining a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage, or other calamity or malicious act, whether or not such loss shall have been insured, acts of God, outbreak or material escalation of hostilities or civil disturbances including terrorist acts, national emergency or war (whether or not declared), or other calamity or crises including a terrorist act or acts affecting the United States, future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency of such government).

“Genesys” has the meaning contained in the preamble.

“Genesys Indemnitee” has the meaning contained in Section 9.1(b).

“Genesys Instance” has the meaning contained in Exhibit A.

“Genesys Materials” means the Services, Specifications, Documentation, and Genesys Systems and any and all other information, documents, data, know-how, methods, processes, hardware, software, and other technologies and inventions, including any deliverables, technical or functional descriptions, requirements, plans, or reports, that are provided or used by Genesys in connection with the Services or otherwise comprise or relate to the Services or Genesys Systems.

“Genesys Personnel” means all employees and agents of Genesys involved in the performance of Services.

“Genesys Service Manager” has the meaning contain in Section 2.6(a).

“Genesys Systems” has the meaning contained in Section 5.4.

“Genesys Talent Technology” has the meaning contained in Exhibit A.

“Indemnitee” has the meaning contained in Section 9.1(b).

“Indemnifying Party” shall mean the Party(ies) obligated to provide indemnification under Section 9.

“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for, or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection, or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

“Initial Term” means the period from the Effective Date until May 31, 2021.

“Key Personnel” means any Genesys Personnel identified as key personnel in this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other requirement of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“License Fee” means the Annual Payment and Monthly Payments.

“Losses” means any and all losses, damages, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance.

“Match List Services” has the meaning set forth on Exhibit A.

“Match List Service Level Credits” has the meaning set forth on Exhibit E.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company or Genesys as the case may be, or (b) the ability of the Company or Genesys to consummate the transactions contemplated hereby on a timely basis; except for any event, occurrence, fact, condition or change related to (1) any change in the United States economy or securities or financial markets in general, or any change in general national economic or financial conditions; or (2) any change that generally affects the recruiting and job placement industry; provided, that the matters set forth in clauses (1) and (2) above shall not be excluded if they have a disproportionate impact on any Party relative to the other companies in the online recruitment business in which such Party operates.

“Monthly Payments” has the meaning contained in Exhibit A.

“MSA” has the meaning contained in Exhibit A.

“Notice” has the meaning contained in Section 14.4.

“Open Source Software” means any software component that is subject to any open source copyright license agreement, including software available under the GNU Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, BSD licenses, or any other license that is approved by the Open Source Initiative.

“Party” and “Parties” have the meaning in the preamble.

“Permitted Uses” means any use of the Services by the Company, its Sublicensees or any Authorized User for any lawful purposes and which such use is in accordance with the terms and conditions of this Agreement or the Ancillary Agreements.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Personal Information” means any personally identifiable information, including information that the Company, its Sublicensees or Authorized Users provide, or for which the Company, its Sublicensees or Authorized Users provide access to Genesys, or information which Genesys creates or obtains that: (i) directly or indirectly identifies an individual (including, for example, names, signatures, addresses, telephone numbers, email addresses, and other unique identifiers); (ii) can be used to authenticate an individual (including employee identification numbers, government-issued identification numbers, passwords or PINs, user identification and account access credentials or passwords, financial account numbers, credit report information, student information, biometric, answers to security questions, and other personal identifiers); or (iii) is defined as such or protected under Applicable Data Protection Laws, including information considered as sensitive personal data or employee personal data. For the avoidance of doubt, Personal Information does not include aggregate, anonymized data derived from an identified or identifiable individual.

“Policy” or “Policies” has the meaning contained in Section 13.1.

“Pre-Bankruptcy Period” has the meaning contained in Section 10.3(b)(ii).

“Process” means to perform any operation or set of operations on any data, information, material, work, expression, or other content, including to (a) collect, receive, input, upload, download, record, reproduce, store, organize, combine, log, catalog, cross-reference, manage, maintain, copy, adapt, alter, translate, or make other improvements or derivative works, (b) process, retrieve, output, consult, use, disseminate, transmit, submit, post, transfer, disclose, or otherwise provide or make available, or (c) block, erase, or destroy. “Processing” and “Processed” have correlative meanings.

“Qualifying Firm Offer” has the meaning contained in Section 9.3(b).

“Renewal Term” has the meaning contained in Section 10.2.

“Representatives” means, with respect to a Party, that Party’s and its Affiliates’ respective employees, officers, directors, managers, agents, independent contractors, sublicensees and legal and financial advisors.

“Scheduled Downtime” has the meaning contained in Exhibit B.

“Service Error” means any failure of any Avature Service or any Match List Services to be Available or otherwise perform in accordance with this Agreement and the Specifications.

“Service Level Credits” has the meaning contained in Exhibit E.

“Service Level Failure” means a failure to perform the Support Services in compliance with the Support Service Level Requirements.

“Services” has the meaning contain in Section 2.1.

“Specifications” means the specifications for the Match List Services set forth in Exhibit A and, to the extent consistent with and not limiting of the foregoing, the Documentation.

“Services” has the meaning contained in Section 2.1(a).

“Severity Level” has the meaning contained in Exhibit C.

“Sublicensee” or “Sublicensees” means (i) the Company, (ii) any other Affiliate of the Company, or (iii) any third party to which the Company or any such other Affiliate is authorized to sublicense any Services hereunder.

“Support Request” has the meaning contained in Exhibit C.

“Support Service Level Requirements” has the meaning contained in Exhibit C.

“Support Services” has the meaning contained in Section 4.

“Term” has the meaning provided by Section 10.2.

“Third Party Claim” has the meaning contained in Section 9.3(a).

“Third Party Claim Notice” has the meaning contained in Section 9.3(a).

“Truli” has the meaning contained in the preamble.

“User Data” means any and all information reflecting the access or use of the Services by or on behalf of the Company or any of its Sublicensees or any Authorized User, including any profile, visit, session, impression, click through, or click stream-data, and any statistical or other analysis, information, or data based on or derived from any of the foregoing from Authorized Users.

2. Services.

2.1 Description of Services. Throughout the Term and at all times in connection with its actual or required performance under this Agreement, Genesys shall, in accordance with the terms and conditions of this Agreement, provide to the Company and its Authorized Users the right to use the Match List Services and the Avature Services, in each case for the Company’s business purposes (collectively, the “Services”); provided, however, that the use of the Avature Services shall be exclusive to the Company (the “Exclusive License”) during the Term of this Agreement (the “Exclusivity Period”). The Services shall include the following:

(a) 24/7 access and use, in accordance with Section 2.2 of this Agreement, to the Avature Services as the same may be modified and improved from time to time by Genesys and/or the Company; and

(b) service maintenance and the support services as set forth in Section 4 and in accordance with Exhibit A (and defined below as Support Services).

2.2 Access and Use. Genesys hereby grants to the Company, exercisable by and through itself and its Sublicensees and Authorized Users, a limited use, world-wide, non-transferable (except to a successor in interest in the event of Company’s Change of Control), royalty free right to:

(a) access and use the Services, including in operation with other software, hardware, systems, networks, and services, for the Permitted Uses;

(b) generate, print, copy, upload, download, store, and otherwise Process all audio, visual, digital, and other output, displays, and content as may result from any access to or use of the Services;

(c) access and use the Services for all such non-production uses and applications as may be necessary or useful for the effective use of the Services; and

(d) perform, display, execute, reproduce, and modify (including to create improvements and derivative works of), and distribute and otherwise make available to Authorized Users, any Genesys Materials solely to the extent necessary to access or use the Services in accordance with the terms and conditions of this Agreement.

Notwithstanding anything to the contrary in this Agreement, (i) the Company shall have the right to sublicense the Services to its Affiliates without being required to obtain the consent of Genesys prior thereto, and (ii) nothing contained in this Agreement shall preclude Recruiter or Truli from selling all or substantially all of its assets or selling (or allowing to be sold) all of its capital stock whether in a merger or otherwise.

2.3 Documentation License. Genesys hereby grants to the Company a limited use, world-wide, non-transferable (except to a successor in interest in the event of Company’s Change of Control), royalty free right to prepare, reproduce, print, download, and use as many copies of the Documentation as may be necessary or useful for the sole purpose of instructing Authorized Users on how to use the Services.

2.4 Exclusivity. During the Exclusivity Period, Genesys shall not, directly or indirectly, sell, offer, license or otherwise grant rights to the Avature Services described in the Exclusive License to any other Person; provided however, that nothing shall preclude Genesys from licensing the Avature Services on a non-exclusive basis to a Person outside of the business of online recruiting.

2.5 Compliance with Laws/Subcontracting. Each Party represents and warrants that it has complied, and shall comply in all material respects with all applicable Laws as they concern this Agreement, the performance by such Party of its obligations hereunder and the subject matter hereof, including all applicable domestic and international anti-corruption Laws (including the U.S. Foreign Corrupt Practices Act and international treaties and conventions such as the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the UN Convention Against Corruption), data privacy protection, trade and export compliance laws and regulations, including by securing and maintaining all required and appropriate permits, licenses, and other documentation and clearances necessary for performance under this Agreement and provision of the Services.

2.6 Genesys Personnel. Genesys shall:

(a) subject to the prior written approval of the Company, appoint: (i) a Genesys employee to serve as Genesys’s primary contact with respect to the Services, who will have the authority to act on behalf of Genesys in matters pertaining to the receipt and processing of Support Requests and the Support Services (the “Genesys Service Manager”); and (ii) other Key Personnel, who will be suitably skilled, experienced, and qualified to perform the Services;

(b) maintain the same Genesys Service Manager and other Key Personnel throughout the Term and such additional period, if any, as Genesys is required to perform the Services, except for changes in such personnel due to: (i) the Company’s written request pursuant to Section 2.6(c); or (ii) the death, disability, resignation, replacement, or termination of such personnel (including any of the persons referred to specifically in Section 2.6(a) and (b)) or other circumstances outside Genesys’s reasonable control; and

(c) upon the reasonable written request of the Company, use commercially reasonable efforts to replace any Genesys Personnel.

2.7 Management and Payment of Genesys Personnel. Genesys is responsible for the payment of any and all amounts due to Genesys Personnel, including all fees, expenses, and compensation to, by, or on behalf of any Genesys Personnel and, if applicable, the withholding of income taxes and payment and withholding of social security and other payroll taxes, unemployment insurance, workers’ compensation insurance payments, and disability benefits. Genesys shall take reasonable measures, including engaging a third party to conduct background checks, to ensure that no Person who has been convicted of a felony or any misdemeanor involving, in any way, theft, fraud, bribery, or the violation of any securities law provides any Services or has access to any Personal Information or other Confidential Information of the Company, its Sublicensees or any Authorized Users. Genesys shall be responsible for ensuring the completion of all background checks necessary to comply with the foregoing.

2.8 Time of the Essence. Each Party acknowledges and agrees that time is of the essence with respect to each Party’s obligations under this Agreement and that except as otherwise permitted under this Agreement or by applicable Law, each Party shall ensure prompt and timely performance of all such obligations, including all timetables and other requirements of this Agreement.

2.9 Service Levels and Credits. Genesys shall make the Avature Services available in accordance with the service levels set forth on Exhibit C and will comply in all respects with the obligations of performance criteria set forth on Exhibit C including the remedies for failure to meet such service levels and performance criteria. Genesys shall make the Match List Services available in accordance with the service levels set forth on Exhibit E and will comply in all respects with the obligations of performance criteria set forth on Exhibit E including the remedies for failure to meet such service levels and performance criteria.

2.10 Use Restrictions. The Company shall not and shall cause its Sublicensees and Authorized Users not to: (a) rent, lease, lend, sell, distribute, publish, transfer, or otherwise make any Genesys Materials or other Genesys Confidential Information available to any third party, except as expressly permitted by this Agreement or the Ancillary Agreements; or (b) use or authorize the use of the Services or Documentation in any manner or for any purpose that is unlawful under applicable Law.

2.11 Performance Standards. Genesys will perform all Services in a professional, timely and workmanlike manner in accordance with generally recognized industry standards and practices for similar services and to the reasonable satisfaction of the Company, using Genesys Personnel with the requisite skill, experience, and qualifications, and shall devote adequate resources to meet its obligations under this Agreement.

2.12 Ownership of the Services. During the Term, Genesys will retain ownership and applicable licenses of all software underlying the Services and will not transfer such ownership or applicable license rights to any third party without the prior written consent of the Company, except as may otherwise be permitted by this Agreement.

2.13 MSA Assurances. For the avoidance of doubt, the Avature Services provided for on Exhibit A are software services that Genesys is permitted, as a customer, under that certain MSA by and between Genesys and Avature to provide to Company. Within 15 days of the Effective Date of this Agreement, Genesys and its Affiliates shall use reasonable commercial efforts to obtain written acknowledgment from Avature in connection with Genesys’ ability to provide the Avature Services to Company for the Initial Term.

3. Company Obligations.

3.1 Personnel. The Company shall designate one of its employees to serve as its primary contact with respect to this Agreement and to act as its Representative with respect to matters pertaining to this Agreement, with such designation to remain in force unless and until a successor Representative is appointed, in the Company’s sole discretion.

3.2 Prohibited Acts. Subject to the terms of this Agreement, including the Company’s rights in connection with a bankruptcy of Genesys, neither Genesys, on the one hand, or the Company, on the other hand, shall use the Confidential Information of the other Party outside of the scope of this Agreement with the intent to harm such other Party.

4. Support and Maintenance. Genesys shall provide maintenance and support services (collectively, “Support Services”) for the Services in accordance with the provisions of this Section 4 and Exhibit A. The Support Services are included in the Services, and Genesys shall not assess any royalties, fees, costs, or charges for such Support Services.

4.1 Support Service Responsibilities. Genesys shall:

(a) correct all Service Errors in accordance with the Support Service Level Requirements, including by providing defect repair, programming corrections, and remedial programming, as more particularly set forth on Exhibit C;

(b) provide telephone support during the hours of 8 a.m. to 5 p.m. Central Standard time on Business Days in a reasonable manner sufficient to meet the requirements set forth in this Agreement, including Exhibit C; and

(c) respond to and resolve Support Requests as set forth in Exhibit C.

4.2 Service Monitoring and Management. Genesys shall continuously monitor and manage the Services to ensure that the Availability meets the Availability Requirement. In the event of a Force Majeure event which affects Genesys’s ability to comply with this Section 4.2, Genesys shall be excused during the duration of the Force Majeure event and thereafter for as long as it takes using commercially reasonable efforts to comply; provided, that Genesys shall (a) to the extent reasonably possible, give the Company prompt written Notice of any event or circumstance that is reasonably likely to result in a Force Majeure event, and the anticipated duration thereof; and (b) use all diligent efforts to end the Force Majeure event, ensure that the effects of any Force Majeure event are minimized and resume full performance under this Agreement as soon as reasonably possible following such Force Majeure event. Notwithstanding anything to the contrary contained herein, if such Force Majeure event is not reasonably expected to cease within a reasonable amount of time, the Company shall have the right to terminate this Agreement without any requirement to make the payments described in Section 10.4 (other than to the extent already due and payable at the time of such termination).

4.3 Service Maintenance. Genesys shall continuously maintain the Avature Services in accordance with Exhibit C, and the Match List Services in accordance with Exhibit E.

5. Security.

5.1 Protection of Data and Confidential Information of the Parties. At all times in connection with its actual or required performance of the Services hereunder, Genesys shall make the Services available in accordance with the data security and back-up requirements set out on Exhibit D.

5.2 Permitted Use of Personal Information. The Company shall not cause or permit any Personal Information to be Processed in any manner or for any purpose other than the performance of the Services in compliance with all applicable Laws, including Data Protection Laws. Without limiting any other requirements imposed by this Agreement or any Applicable Data Protection Law, the Company represents, warrants and covenants that Genesys will (i) only provide, disclose and/or transfer Personal Information to the Company so long as Genesys has previously obtained all appropriate and applicable consents to treat or use such Personal Information as required by the Company for purposes of this Agreement, and (ii) ensure that such consents are accurate and in compliance with all requirements of all Applicable Data Protection Laws. Genesys shall have and make available terms and conditions and/or privacy policies consistent with the applicable provisions in this Agreement, including all Applicable Data Protection Laws.

5.3 Unauthorized Access. Genesys shall not access, and shall not permit any access to, the Company Systems, in whole or in part, whether through Genesys Systems or otherwise, without the Company’s express prior written authorization. Such authorization may be revoked by the Company in writing at any time in its sole discretion; provided, however, that any such revocation that results in or otherwise causes Genesys to be unable to provide the Services as provided for in this Agreement shall not be deemed a breach of this Agreement by Genesys. Any access to the Company Systems shall be solely in accordance with the terms and conditions, and in no event exceed the scope of, the Company’s authorization pursuant to this Section 5.3. All the Company-authorized connectivity or attempted connectivity to the Company Systems shall only be through the Company’s security gateways and firewalls and in compliance with the Company’s policies as the same may be supplemented or amended by the Company and provided to Genesys from time to time.

5.4 Genesys Systems. Genesys shall be solely responsible for the information technology infrastructure, including all computers, software, databases, electronic systems (including database management systems), and networks used by or for Genesys to access the Company Systems or otherwise in connection with the Services (“Genesys Systems”) and shall prevent unauthorized access to the Company Systems through the Genesys Systems.

5.5 Material Breach of Security Provisions. Any material failure of the Services to meet the requirements of this Agreement with respect to the security of any Company Data or other Confidential Information of the Company, including any related backup, disaster recovery, or other policies, practices, or procedures, is a material breach of this Agreement for which the Company, at its option, shall have the right to terminate this Agreement in accordance with the terms of this Agreement, and Genesys shall promptly refund to the Company any License Fee prepaid by the Company prorated to the date of such termination.

5.6 Redundancy, Data Backup, and Disaster Recovery. Genesys shall, in accordance with the provisions of this Section 5, maintain or cause to be maintained disaster avoidance procedures reasonably designed to safeguard the Company Data and the Company’s other Confidential Information, Genesys’s Processing capability, and the availability of the Services, in each case at all times in connection with its actual or required performance of the Services hereunder.

6. License Fee.

6.1 Monthly License Fee. In consideration of the Exclusive License and non-exclusive license rights and in consideration of the agreements made by Genesys herein and the Avature Services to be provided by Genesys hereby, the Company will pay to Genesys the Monthly Payments, as described on Exhibit A, subject to the terms of this Agreement. Subject to the terms of this Agreement, the first Monthly Payment will be due and owing to Genesys on the 90th calendar day following the Effective Date of this Agreement and each subsequent Monthly Payment thereafter will become due and owing to Genesys every 30 days thereafter following receipt of an invoice from Genesys to the Company.

6.2 Annual License Fee. In consideration of the agreements made by Genesys herein and the Services to be provided by Genesys hereby, the Company will pay to Genesys the Annual Payments, as described on Exhibit A, subject to the terms of this Agreement. Subject to the terms of this Agreement, Genesys shall bill the Annual Payments in equal monthly installments, and the first monthly installment will be due and owing to Genesys no later than the 30th calendar day following the Effective Date and each subsequent monthly installment thereafter will become due and owing to Genesys every 30 days thereafter following receipt of an invoice from Genesys to the Company.

6.3 Responsibility for Costs. Genesys shall be responsible for all costs and expenses incurred in or incidental to the performance of Services, including all costs of any materials supplied by Genesys, all fees, fines, licenses, bonds, or taxes required of or imposed against Genesys, and all other of Genesys’s costs of doing business.

6.4 Taxes. All Fees stated or referred to in this Agreement are exclusive of taxes. Company is responsible for paying all taxes associated with its purchases hereunder, excluding taxes based on Genesys’s net income, on the capital, assets or equity of Genesys, or Genesys’s payroll. Company is liable for paying all applicable federal, state and local sales, foreign withholding, value added, sale, use or other taxes (if applicable) relating to Company’s receipt or use of the Services under this Agreement. If Genesys has the legal obligation to collect taxes, the appropriate amount shall be invoiced to and paid by the Company, unless Company provides Genesys with a valid tax exemption certificate authorized by the appropriate taxing authority. If Genesys does not charge the taxes as a result of an exemption certificate provided by Company and the tax authorities subsequently determined that Genesys should have charged such taxes, Company shall pay such taxes as required by the authorities. In such a case, Company shall also bear all interest, levies and penalties assessed. To the extent Genesys determines that tax was due but unpaid, and Company has already self-assessed such tax, Company’s obligation to Genesys is limited to the excess of the tax due over the self-assessed tax already remitted. Nothing herein shall prohibit Company from challenging tax assessments at its own cost. If Company is legally entitled to an exemption from any sales, use or similar transaction tax, Company is responsible for providing Genesys with legally-sufficient tax exemption certificates for each taxing jurisdictions. Genesys will apply the tax exemption certificates to charges occurring after the date Genesys received the tax exemption certificates. In connection with this Section 6.4, Genesys hereby represents and warrants that any and all taxes that are invoiced by Genesys to Company are accurate and complete; provided, however, that in the event the taxes invoiced by Genesys to Company are incorrect or inaccurate, for any reason, Genesys agrees to indemnify, defend and hold harmless Company for such taxes, including all expenses, costs and/or penalties, if any, related to such taxes.

6.5 Most Favored Terms/Pricing. As of the Effective Date of this Agreement, the Annual Payments payable by Company for the Match List Services are no higher than the fees paid by any other customer of Genesys for the same or similar services. Genesys shall not increase the Annual Payments for the same or substantially similar volume of Match List Services by more than five percent (5%) for each one (1) year period during the Term. Furthermore, if any Person is being offered the same or substantially similar services or terms, which terms shall include, without limitation, those related to Service Level Credits (the “Additional Services”), by Genesys, and such Additional Services are not currently being provided to Company as part of the Services, Genesys shall immediately begin providing those Additional Services and terms to the Company which shall be incorporated and made a part of the Services at no additional charge to the Company. For the avoidance of doubt, if Company exceeds the nine recruiter licenses provided for on Exhibit A, Genesys may increase the Annual Payment consistent with the terms provided for herein.

6.6 Audits of Genesys. During the Term and for four years after the termination of this Agreement, Genesys shall: (a) maintain complete and accurate books and records regarding its business operations relevant to the calculation of Service Level Credits, and any other information relevant to Genesys’s compliance with this Agreement including all fees paid by the Company hereunder to Genesys; and (b) upon the Company’s written request, make such books and records, and appropriate personnel, available during normal business hours for inspection and audit by the Company or its Representatives, provided that the Company shall: (i) provide Genesys with at least three days’ prior written Notice of any audit; and (ii) conduct or cause to be conducted such audit in a manner designed to minimize disruption of Genesys’s normal business operations. The Company will pay the out-of-pocket cost of such audits unless an audit reveals an overbilling or over-reporting of 5% or more, in which case Genesys shall reimburse the Company for the cost of the audit. Genesys shall immediately upon written notice from the Company pay the Company the amount of any overpayment revealed by the audit and the Company shall immediately upon written notice from Genesys pay Genesys the amount of any underpayments revealed by the audit.

6.7 Availability and Support Service Level Credits. The Parties acknowledge and agree that the Service Level Credits assessed pursuant to Exhibit B and Exhibit E respectively: (a) are a reasonable estimate of the diminished value of the Services that may arise from the corresponding Service Error or Service Level Failure, which would be impossible or very difficult to accurately estimate as of the Effective Date; and (b) are not intended as, and should not be deemed to be, a penalty or forfeiture.

6.8 Right of Set-Off. Each Party reserves the right to withhold and set off, at any time, any amount then due and owing to it by the other Party(ies), against any amount payable by a Party to the other Party under this Agreement or otherwise, including any Losses to which any Party or any Indemnified Party (as defined herein) that is an Affiliate of such Party may be entitled (a) under any indemnification provision of this Agreement, or (b) otherwise as a result of any breach by any Party of this Agreement.

6.9 Support Not to Be Withheld or Delayed. Genesys shall not withhold or delay any Services or Support Services or fail to perform any other Services or obligations hereunder by reason of: (a) the Company’s good faith withholding of any payment or amount in accordance with this Section 6; or (b) any good faith dispute between the Parties, including any payment or other dispute arising under or concerning this Agreement or any other agreement between or among the Parties. Subject to Genesys’s compliance with the foregoing, the Company shall not withhold or fail to make any payment to Genesys as the result of a dispute under this Agreement other than any payment relating to the subject matter of such dispute.

6.10 All Fees Stated. Except as expressly provided for in this Section 6, the Company has no obligation or liability to pay or reimburse Genesys for any fees, charges, or other amounts for the Services to be provided under this Agreement.

6.11 Payment Does Not Imply Acceptance. The making of any payment or payments by the Company, or the receipt thereof by Genesys, will in no way affect the responsibility of Genesys to perform the Services in accordance with this Agreement, and will not imply the Company’s acceptance of any Services or the waiver of any warranties or requirements of this Agreement, including any right to Service Level Credits.

7. Intellectual Property Rights.

7.1 Ownership of the Company Data. The Company may, but is not required to, provide the Company Data to Genesys in connection with this Agreement. As between the Company and Genesys, the Company is and will remain the sole and exclusive owner of all right, title, and interest in and to all the Company Data, including all Intellectual Property Rights relating thereto, subject only to the limited license granted in Section 7.2.

7.2 Limited License to Use the Company Data. Subject to the terms and conditions of this Agreement, the Company hereby grants Genesys a limited, royalty-free, non-exclusive, non-transferable, and non-sublicensable license to: (i) Process the Company Data strictly as instructed by the Company or an Authorized User and solely as necessary to provide the Services for the Company and its Sublicensees’ benefit as provided in this Agreement for so long as the Company, its Sublicenees or any Authorized User uploads or stores such Company Data for Processing by or on behalf of Genesys on the Genesys Systems; and (ii) improve the performance of the Services and the software underlying the provision of the Services; provided, however, that in no event shall Genesys be permitted to use the Company Data as such relates to User Data and Personal Information.

7.3 Limited License to Use the Company Marks. Subject to the terms and conditions of this Agreement, the Company hereby grants to Genesys a non-exclusive, non-sublicensable, non-transferable, revocable and limited license to use the Company name and logo (the “Company Marks”) solely (i) in connection with the performance of the Services for the Company under this Agreement through the Services; and (ii) in accordance with the trademark guidelines provided by the Company as the same may be modified from time to time. All uses of the Company Marks must be approved in advance by the Company provided, however, that an approved use of the Company Marks may be used again without the need for additional approvals for each such use. All goodwill associated with the use by Genesys of the Company Marks shall inure to the benefit of the Company and Genesys shall not engage in any activity to challenge the Company’s ownership of the Company Marks or that would tarnish or diminish the value of the Company Marks.

7.4 Ownership of Genesys Materials. As between the Company and Genesys, Genesys is and will remain the sole and exclusive owner of all right, title, and interest in and to the Genesys Materials, including all Intellectual Property Rights relating thereto, subject only to the authorization and license granted to the Company in Section 2 of this Agreement. Except as otherwise permitted by this Agreement, Company shall not attempt, or directly or indirectly allow any Authorized User of the Services under this Agreement, or any third party to attempt to copy, modify, duplicate, create derivative works from, frame, mirror, republish, reverse compile, disassemble, reverse engineer, download transmit, or distribute all or any portion of the Services and/or the software underlying the provision of the Services in any form or media or by any means.

7.5 No Implied Rights. Except for the limited licenses expressly provided: (a) in Section 7.2 and Section 7.3 of this Agreement, nothing contained in this Agreement shall be construed as granting Genesys or any third party any right, title, or interest in or to any the Company Data, the Company Marks or any other Intellectual Property Rights of the Company; or (b) in Section 2 of this Agreement, nothing contained in this Agreement shall be construed as granting the Company or any third party any right, title, or interest in or to any Genesys Materials, in each case (clause (a) and (b)) whether by implication, estoppel, or otherwise.

8. Representations and Warranties.

8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Parties that:

(a) Such Party is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Such Party is qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or leasing of its assets applicable to the transactions contemplated by this Agreement or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Such Party has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Party of this Agreement, the performance by such Party of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Party. This Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by other Parties) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

(c) The execution, delivery and performance by such Party of this Agreement, the compliance with the terms hereof, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the organizational documents of such Party; (b) result in a violation or breach of any material contract by which such Party is bound; (c) result in a material violation or breach of any provision of any Law applicable to such Party; or (d) require the consent of, notice to, or other action by any Person, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any obligation or loss of any benefits under, any contract, license or permit; or (e) result in the creation or imposition of any lien, encumbrance or other security interest on any of the assets of such Party applicable to the transactions contemplated by this Agreement. No consent, approval, permit, order, declaration or filing with, or notice to, any governmental authority is required by or with respect to such Party in connection with the execution and delivery by such Party of this Agreement, the compliance with the terms hereof and the consummation of the transactions contemplated hereby.

8.2 Additional Genesys Warranties. Genesys represents and warrants to the Company that:

(a) Genesys has, and throughout the Term and any additional periods during which Genesys does or is required to perform the Services will have, the unconditional and irrevocable right, power, and authority, including all material permits and licenses required, to provide the Services, grant and perform all material rights and licenses granted or required to be granted by it under this Agreement, and to perform all of its material obligations hereunder, which rights and obligations shall include, without limitation, Genesys’ license of the Avature Services pursuant to the terms of that certain MSA;

(b) neither Genesys’s grant of the rights or licenses hereunder nor its performance of any Services or other obligations under this Agreement, including any third party licenses hereunder or otherwise for the Services, which shall include, without limitation, the third party license between Genesys and Avature as provided for under that certain MSA, does or at any time will: (i) conflict with or violate, in any material respect, any applicable Law, including any Applicable Data Protection Laws; (ii) require the material consent, approval, or authorization of any governmental or regulatory authority or other third party; or (iii) require the provision of any payment or other consideration by the Company or any Authorized User to any third party, and Genesys shall promptly notify the Company in writing if it becomes aware of any change in any applicable Law that would preclude Genesys’s performance of its material obligations hereunder;

(c) the Services, Documentation, and all other Services and materials provided by Genesys under this Agreement, including without limitation the rights set forth under Section 2 of this Agreement, will not infringe, misappropriate, or otherwise violate any Intellectual Property Right or other right of any third party;

(d) there is no settled, pending, or, to Geneys’s knowledge as of the Effective Date, threatened Action, and it has not received any written, oral, or other notice of any Action (including in the form of any offer to obtain a license): (i) alleging that any access to or use of the Services does or would infringe, misappropriate, or otherwise violate any Intellectual Property Right of any third party; (ii) challenging Genesys’s ownership of, or right to use or license, any software or other materials used or required to be used in connection with the performance, accessing or use of the Services, or alleging any adverse right, title, or interest with respect thereto; or (iii) that, if decided unfavorably to Genesys, would reasonably be expected to have an actual or potential adverse effect on its ability to perform the Services or its other obligations under this Agreement, and it has no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding;

(e) in all material respects the Services will conform to and perform in accordance with the Specifications and all requirements of this Agreement, including the Availability and Availability Requirement provisions set forth in Exhibit B;

(f) the Genesys Systems and Services, are, and Genesys will exercise commercially reasonable efforts to ensure that they will remain, free of any: (a) virus, Trojan horse, worm, backdoor, or other software or hardware devices the effect of which is to permit unauthorized access to, or to disable, erase, or otherwise harm, any computer, systems or software; or (b) time bomb, drop dead device, or other software or hardware device designed to disable a computer program automatically with the passage of time or under the positive control of any Person, or otherwise deprive the Company or Authorized Users of their lawful right to use the Services or Genesys Systems;

(g) the software components underlying the Services are, and at all times during the Term will remain, exclusively owned and licensed, as applicable, by Genesys and no third party components have been or will be incorporated therein other than third party off the shelf software or Open Source Software that is not prohibited by the next sentence. Without limiting the foregoing, the Services do not and will not contain any Open Source Software or other software which would require as a condition of use, modification and/or distribution that other software incorporated into, derived from or distributed with such third party software be (a) distributed in source code form; (b) be licensed for the purpose of making derivative works therefrom; or (c) be redistributed at no charge;

(h) Genesys shall be compliant with GDPR prior to (and at all times during) engaging in any transactions involving personal information of European Union residents; and

(i) Genesys owns, leases or licenses, free and clear of lien, encumbrance or security interest, assets that are sufficient for the performance of the Services and the continued operation of the Services.

9. Indemnification.

9.1 General Indemnification.

(a) Genesys shall indemnify, defend, and hold harmless Company and each of its respective Affiliates, and officers, directors, employees, agents, contractors, successors, and assigns (each of the foregoing Persons, a “ Company Indemnitee”) from and against any and all (i) Losses incurred by the Company Indemnitee resulting from any breach by Genesys of a representation, warranty, covenant, or obligation under Section 2.5, Section 3.2, Article 5, Section 8.1, Section 8.2(a)-(d) and (f)-(i) of this Agreement, or (ii) Action by a third party that arises out of or results from, or is alleged to arise out of or result from the Genesys’ breach of any representation, warranty, covenant, or obligation under this Agreement, including any Action brought by or on behalf of Avature or any of its Affiliates against a Company Indemnitee.

(b) Company, shall indemnify, defend, and hold harmless Genesys and each of its respective Affiliates, and officers, directors, employees, agents, contractors, successors, and assigns (each of the foregoing Persons, a “Genesys Indemnitee,” together with a Company Indemnitee, an “Indemnitee”) from and against any and all Losses incurred by the Genesys Indemnitee resulting from any breach by the Company of a representation, warranty, covenant, or obligation under Section 2.5, Section 3.2, Article 5, and Section 8.1 of this Agreement, or (ii) Action by a third party that arises out of or results from, or is alleged to arise out of or result from the Company’s breach of any representation, warranty, covenant, or obligation under this Agreement.

9.2 Liability for Failure to Provide Services. If the actual Availability of the Services is less than the Availability Requirement for any Peak or Off-peak Availability Period, such failure shall constitute a Service Error for which Genesys shall issue to Company the corresponding Service Level Credits as set forth on Exhibit B and Exhibit E of this Agreement; provided, however, that if an Epidemic Failure occurs, Company shall have the right to terminate this Agreement, and immediately upon such termination by the Company, Genesys shall pay to the Company the amount of all unused Monthly Payments paid by the Company to Genesys prior to the date of such termination. Except as specifically provided herein, Genesys’s liability for the failure to provide the Services in accordance with the terms of this Agreement shall be limited to the Service Level Credits.

9.3 Indemnification Procedure.

(a) If any Indemnitee receives notice of the assertion or commencement of any Action made or brought by any person or entity who is not a Party or an Affiliate or a Representative of a Party (a “Third Party Claim”) against such Indemnitee with respect to which the other Party may be obligated to provide indemnification under this Agreement, the Indemnitee shall give the other Party written notice thereof (a “Third Party Claim Notice”) within five Business Days of receiving notice of such Third Party Claim. The failure to give such written notice timely shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure. Such Third Party Claim Notice shall describe the Third Party Claim in reasonable detail, shall include all material information and evidence in the Indemnitee’s possession or control, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or is reasonably expected to be sustained by the Indemnitee. Subject to the terms of this Section 9, the Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee within thirty (30) days of receipt of the Third Party Claim Notice, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (only one law firm), and the Indemnitee shall cooperate in good faith in such defense; provided that by assuming the defense of any such Third Party Claim, the Indemnifying Party shall thereby conclusively acknowledge for all purposes of this Agreement its obligation to indemnify the Indemnitee in respect of such matter pursuant to this Section 9; and provided further, that the Indemnitee shall in any event be entitled to take such actions as are reasonably necessary to avoid prejudicing the Indemnitee’s rights with respect to such Third Party Claim while it awaits notice from the Indemnifying Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to this Section 9, it shall have the right, at its own expense, to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to timely notify the Indemnitee within such 30 day period in writing of its election to defend as provided in this Agreement, the Indemnitee may, subject to this Section 9, pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses arising out of or resulting from such Third Party Claim. The Indemnifying Party and the Indemnitee shall cooperate with each other in all reasonable respects in connection with the compromise or defense of any Third Party Claim. Notwithstanding anything set forth in this Agreement to the contrary, the Indemnifying Party shall not have the right to elect to assume the defense of a Third Party Claim if such Third Party Claim (i) relates to or arises in connection with any criminal Action, (ii) seeks any injunctive relief to which the Indemnitee may be subject, or (iii) shall have been brought or asserted against the Indemnifying Party and there are one or more material factual or legal defenses available to the Indemnitee that are in conflict with those available to the Indemnifying Party and the Indemnifying Party is unwilling to raise such defenses.

(b) Notwithstanding any other provision of this Agreement, no Party shall settle any Third Party Claim without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 9.3. If a firm offer is made to settle a Third Party Claim that an Indemnifying Party controls (i) without resulting in liability or the creation of a financial or other obligation on the part of the Indemnitee or any of its Affiliates, and (ii) which provides, in form reasonably acceptable to the Indemnitee, for the unconditional release of each Indemnitee and its Affiliates from all liabilities and obligations in connection with such Third Party Claim (a “Qualifying Firm Offer”) and the Indemnifying Party desires to accept and agree to such Qualifying Firm Offer, the Indemnifying Party shall give written notice to that effect to the Indemnitee. If the Indemnitee notifies the Indemnifying Party of its rejection of such Qualifying Firm Offer within 10 days after its receipt of such notice, the Indemnitee shall contest or defend such Third Party Claim and in such event, the maximum indemnification obligation of the Indemnifying Party as to such Third Party Claim shall not exceed the liability set forth in such Qualifying Firm Offer. If the Indemnitee fails to notify the Indemnifying Party of its consent to or rejection of such Qualifying Firm Offer, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such Qualifying Firm Offer to settle such Third Party Claim. If the Indemnifying Party is prohibited from assuming or elects not to assume the defense of such Third Party Claim pursuant to Section 9.3(a) or the Indemnitee rejects a Qualifying Firm Offer pursuant to this Section 9.3(b), the Indemnitee shall not agree to any settlement that does not unconditionally release the Indemnifying Party in form reasonably acceptable to the Indemnifying Party without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(c) Any claim by a Party as an Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnitee giving the Indemnifying Party prompt written notice thereof (a “Direct Claim Notice”). The failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure. Such Direct Claim Notice shall describe the Direct Claim in reasonable detail, shall include all material information and evidence in the Indemnitee’s possession or control, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or is reasonably expected to be sustained by the Indemnitee. The Indemnifying Party shall have 30 days after its receipt of such Direct Claim Notice to respond in writing to such Direct Claim. During such 30 day period, the Indemnitee shall allow the Indemnifying Party and its professional advisors and Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors or Representatives may reasonably request. If the Indemnifying Party does not respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnitee shall have the right to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

9.4 Equitable Remedies. If any Party breaches or violates any provision of this Agreement relating to confidentiality or the performance of Services, Genesys, on the one hand, or the Company, on the other hand, shall, in addition to any damages to which it is entitled, be entitled to immediate injunctive relief against the other Party restraining such breach. In the event Genesys fails to satisfactorily perform any of the Services on a timely basis and no Force Majeure event has occurred and is continuing, the Company shall have the right, without prejudice to any other rights or remedies it may have under this Agreement to take one or more of the following steps:

(a) Suspend Genesys’s right and obligation to complete its performance of the Services until such time as Genesys is able to demonstrate to the Company’s reasonable satisfaction that it can satisfactorily meet its obligations under this Agreement;

(b) Provide and/or engage a replacement provider to provide any or all of the delayed or unsatisfactory Services;

(c) Assign one or more of its Representatives to supervise and work with Genesys to correct and mitigate the effects of Genesys’s breach; and

(d) Withhold payment of any amounts otherwise due to Genesys in a sufficient amount to set off against any damages caused to the Company as a consequence of Genesys’s failure as provided for in this Section 9.4.

9.5 Cumulative Rights. Except where an exclusive remedy is expressly provided for in this Agreement, all rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at Law, in equity, by statute, in any other agreement between the Parties, or otherwise.

9.6 Limitation on Damages.

(a) Except as otherwise provided in Section 9.7, in no event shall either party’s liability under this Agreement, whether arising under or related to breach of contract, tort (including negligence), strict liability, or any other legal or equitable theory, exceed the total amounts PAYABLE under this agreement.

(b) EXCEPT AS OTHERWISE PROVDED IN SECTION 9.7, IN NO EVENT SHALL EITHER PARTY (INCLUDING ITS AFFILIATES) BE LIABLE FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF INCOME, DATA, PROFTIS, RECENTS OR BUSINESS INTERRUPTION, OR COST OF SUBSTITUTE SERVICES, OR OTHER ECONOMIC LOSS, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND WHETHER ANY CLAIM FOR RECOVERY IS BASED ON THEORIES OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE.

9.7 Exceptions to Limitation on Damages. The exclusions and limitations on damages in Section 9.7 above shall not apply to: (a) Losses arising out of or relating to Genesys’ unauthorized suspension, termination, or disabling of the Services in breach of this Agreement; (b) Losses arising out of or relating to a Party’s willful misconduct or intentional wrongful acts; (c) Losses for death, bodily injury, or damage to real or tangible personal property arising out of or relating to a Party’s negligent or more culpable acts or omissions; (d) Losses arising out of a Party’s infringement of another Person’s intellectual property rights; (e) Losses arising out of a Party’s violation of its or the Company’s data privacy protocols and procedures, the data privacy/breach obligations under this Agreement or under applicable Law; (f) Losses arising out of a Party’s fraud or fraudulent acts; or (g) Losses arising out of a Party’s improper disclosure of Confidential Information.

10. Term and Termination.

10.1 Initial Term. The initial term of this Agreement shall commence on the Effective Date, and unless terminated earlier pursuant to any of the Agreement’s express provisions, will continue in full force and effect through the Initial Term.

10.2 Renewal. Upon the expiration of the Initial Term, this Agreement will automatically renew for successive one year terms unless earlier terminated pursuant to this Agreement’s express provisions or any Party providing the other Party to this Agreement written Notice of non-renewal at least 30 days prior to the expiration of the then-current term (each, a “Renewal Term” and, collectively, together with the Initial Term, the “Term”). Furthermore, Genesys hereby represents and warrants that it shall use reasonable commercial efforts to obtain written acknowledgment from Avature in connection with Genesys’ ability to provide the Avature Services to Company for each Renewal Term.

10.3 Termination for Cause. In addition to any right of termination set forth elsewhere in this Agreement:

(a) in the event that a Party has breached a material provision of this Agreement, the other Party may terminate by written Notice of termination to the breaching Party effective as of the date specified in such Notice the nature of such breach; provided that such breach (A) cannot be cured; or (B) being capable of cure, remains uncured 30 days after the breaching Party receives written Notice thereof; and

(b) the Company may terminate this Agreement, effective immediately, by written Notice to Genesys, if Genesys: (A) is dissolved or liquidated or takes any corporate action for such purpose; (B) is generally unable to pay, or fails to pay, its debts as they become due; (C) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law and such proceeding has not been dismissed within 30 days of its filing; (D) makes or seeks to make a general assignment for the benefit of its creditors; or (E) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business and such proceeding has not been dismissed within 30 days of its filing.

(i) Effect of Genesys Bankruptcy. All rights and licenses granted by Genesys under this Agreement are and shall be deemed to be rights and licenses to “intellectual property,” and the subject matter of this Agreement, including the Services, is and shall be deemed to be “embodiment[s]” of “intellectual property” for purposes of and as such terms are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). The Company shall have the right to exercise all rights and elections under the Code and all other applicable bankruptcy, insolvency, and similar laws with respect to this Agreement and the subject matter hereof and thereof. Without limiting the generality of the foregoing, if Genesys, or its respective estate becomes subject to any bankruptcy or similar proceeding which has not been dismissed within 30 days of its filing unless extended by agreement or bankruptcy court order, subject to the Company’s rights of election, all rights and licenses granted to the Company under this Agreement will continue subject to the respective terms and conditions hereof and thereof, and will not be affected, even by Genesys’s rejection of this Agreement (a “Bankruptcy Triggering Event”).

(ii) Notice of Voluntary Filing. Genesys shall not file a voluntary petition in bankruptcy or insolvency proceeding under any applicable insolvency laws unless it has first given the Company a minimum of 30 calendar days’ written Notice (such period, the “Pre-Bankruptcy Period”).

(c) The Company, in its sole discretion, may terminate this Agreement upon any default by Genesys which has been declared by a lender under any loan agreement, promissory note or similar instrument with any lender and has not been cured, to the extent permitted, in such agreement, note or instrument.

(d) Upon Genesys:

(i) triggering a Bankruptcy Triggering Event;

(ii) terminating its ongoing business operations or transferring all or substantially all of its assets to a third party;

(iii) terminating the Services or Support Services or ceasing to materially perform the Services or Support Services for a continuing period of 10 or more Business Days, except pursuant to the expiration or termination of this Agreement in accordance with its terms; or

(iv) incapability, failure, or demonstrated unwillingness to perform fully any of the material Services on a timely basis; then

Genesys shall immediately provide the Company with full use and access to the source code and API for the Services until the later to occur of: (i) the termination of this Agreement, or (ii) Genesys no longer being subject to any condition in Section 10.3(d).

10.4 Termination for Convenience. At any time without cause and without causing any breach or incurring any additional obligation, liability, or penalty, the Company may terminate this Agreement by providing at least 30 days’ prior written notice to Genesys. For the avoidance of doubt, if the Company terminates this Agreement pursuant to the foregoing provisions following the date upon which all Monthly Payments and Annual Payments have been paid, no amount shall be due by the Company in connection with any such termination.

10.5 Effect of Termination; Data Retention. Unless otherwise expressly provided in this Agreement:

(a) upon and after the termination or expiration of this Agreement for any or no reason:

(i) subject to the continuing rights, licenses, and obligations of either Party under this Agreement, including this Section 10.5, all authorizations and licenses granted hereunder will immediately terminate and the respective Parties shall cease all activities concerning, including in the case of the Company, its Sublicensees and Authorized Users, all use of, the expired or terminated Services and related Genesys Materials, and promptly return or destroy all such Genesys Materials including all Company Confidential Information to Genesys in accordance with same procedures as set forth in Section 10.5(a)(iv) and (v); and, in the case of Genesys, the Company Data and the Company Marks;

(ii) The Company shall pay to Genesys, subject to the Company’s right of set-off all undisputed charges and amounts due and payable to Genesys, if any, for Services actually performed;

(iii) Genesys shall repay, on a pro rata basis, all fees, expenses and other amounts paid in advance for any Services that Genesys has not performed as of the effective date of such expiration or termination;

(iv) Genesys shall, at the Company’s option and upon its written request: (A) promptly return or destroy and erase from all systems it directly or indirectly uses or controls all originals and copies of all documents, materials, and other embodiments and expressions in any form or medium that contain, reflect, incorporate, or are based on any Confidential Information owned by the Company, and (B) provide a written statement to the Company certifying that it has complied with the requirements of this Section; and

(v) Genesys shall deliver to the Company F.O.B. shipping point all (A) documents, work product, and other materials, whether or not complete, prepared by or on behalf of Genesys in the course of performing the Services, and (B) Company-owned property, equipment and other materials in its possession or control in accordance with instructions provided by the Company for such return upon termination.

(b) Upon termination of this Agreement for any reason Genesys shall provide the Company with a period of 90 days of access to and use of the Services to permit the Company to transition the Company’s use of the Services to another service (the “Continuity Period”). Except insofar as is required for Genesys to provide the Services during the Continuity Period to the Company, upon the commencement of the Continuity Period, Genesys shall immediately return all the Company Data to the Company and, except as otherwise covered in this Agreement, permit the Company reasonable access to the Genesys Systems in order to remove any Company Data from the Genesys Systems.

10.6 Termination; Repayment of Monthly and Annual Payments. Notwithstanding anything contained herein to the contrary, the Company shall have the right to terminate this Agreement at any time following an Epidemic Failure and shall be entitled to the re-payment of all unused Monthly Payments as provided in Section 9.2 of this Agreement.

10.7 Survival. The provisions set forth in the following Sections, and any other right or obligation of the Parties in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: Sections 1, 8, 9, 10, 11, 12 and 15.

11. Confidentiality. Subject to the terms hereof and the license, all non-public, confidential or proprietary information of each Party hereto (“Confidential Information”), including, but not limited to, specifications, samples, patterns, designs, plans, drawings, documents, data, including but not limited to sales and volume data, business operations, pricing, discounts, or rebates disclosed by one Party to the other in connection with the transactions contemplated by this Agreement, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” shall not be disclosed or copied unless authorized by the disclosing Party in writing. Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of a breach of this Agreement; (b) is obtained on a non-confidential basis from a third-party that was not legally or contractually restricted from disclosing such information; (c) was in the receiving Party’s possession prior to disclosure hereunder; or (d) was or is independently developed without use of or reference to any Confidential Information. Subject to the terms of the license and this Agreement, upon any Party’s request, each other Party shall promptly return or destroy all documents and other materials received from the other Party hereunder except as may otherwise be required by Law or, in the case of the Company or Genesys, by internal document retention policies. If the receiving Party is legally required to disclose any Confidential Information of the disclosing Party in connection with any legal or regulatory proceeding, to the extent permitted by Law, the receiving Party will notify the disclosing Party within a reasonable time after receiving the legal subpoena or court order to allow the disclosing Party a reasonable opportunity to seek appropriate protective measures or other remedies prior to disclosure and/or waive compliance with the terms of this Agreement. If these protective measures or other remedies are not obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party may disclose only that portion of the Confidential Information that it is, according to the opinion of counsel, legally required to disclose and will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that Confidential Information. Each Party acknowledges that breach by it of this Section 11 will cause irreparable injury to the other Party, which injury will be inadequately compensable in damages. Accordingly, each Party is entitled to the remedies of injunction, specific performance and other equitable relief in respect of any actual breach or threatened breach of the terms of this Section 11 in addition to any other legal remedies which may be available, without the necessity of proving actual damages, in any court of competent jurisdiction.

12. [Intentionally deleted]

13. Insurance.

13.1 Genesys shall obtain within thirty 30 days following the Effective Date, and from and after such date shall maintain and keep in place throughout the Term and during any other period in which it performs Services, at its sole cost and expense, the following insurance policies and with the following minimum coverage amounts, unless lower amounts are approved in writing by the Company (or such other insurance policies which are equivalent to the foregoing and are pre-approved by the Company in writing), each of which policies shall apply to Genesys’s performance of the Services and its other obligations hereunder: (i) statutory worker’s compensation insurance with such per person and per accident minimum limits as required by all applicable Laws in all required jurisdictions in connection with this Agreement; (ii) employer’s liability insurance in a minimum amount of $1,000,000 per occurrence; (iii) commercial general liability insurance, in a minimum amount of $1,000,000 per occurrence and $2,000,000 in the annual aggregate; (iv) umbrella/excess liability insurance in a minimum amount of $3,000,000 per occurrence; (v) cyber-liability insurance in a minimum amount of $2,000,000 and covering, without limitation, acts, errors or omissions in the performance of Services, infringement of intellectual property (except patent and trade secret) and network security and privacy risks such as unauthorized access, failure of security, breach of privacy perils, wrongful disclosure, collection, or other negligence in the handling of confidential information, privacy perils, related regulatory defense and penalties, and data breach expenses (i.e., consumer notification, computer forensic investigations, public relations and crisis management firm fees, and remediation services); and (vi) any other insurance required by any governmental, quasi-governmental or regulatory agency or body in connection with the Services being provided hereunder (each a “Policy,” and collectively, the “Policies”).

13.2 The Company shall be an additional insured on a primary and non-contributory basis under each such Policy, other than the Policy for worker’s compensation insurance. Any and all deductibles applicable in the event of a claim (i) will not limit or apply to Genesys’s liability to the Company, (ii) shall be the sole responsibility of Genesys, and (iii) Genesys shall pay such deductibles in full as and when due. Self-insured retention policies, or any insurance arrangement that may prevent the Company’s access to insurance coverage as a result of the failure by Genesys to meet required self-insured retention thresholds, will not be deemed to meet the insurance requirements set forth herein. Except for any professional liability/errors and omissions/cyber security policies, each Policy shall be “occurrence-based” and provide coverage for any acts, omissions, or events that give rise to claims, regardless of when the claim is brought, and occurred at any time while such policy was in effect. Genesys shall provide a waiver of subrogation in favor of the Company under the network/cyber/e-commerce and employers’ liability policies. All Policies shall be issued by insurance companies that (x) have been rated “A-”, or better, by A.M. Best, or the local equivalent, and (y) are authorized to do business under the Laws of the jurisdictions where the Services under this Agreement will be performed. Genesys acknowledges and agrees that the procurement and maintenance of such insurance coverage shall not limit or affect any liability that Genesys may have by virtue of this Agreement or otherwise. Additionally, (a) the commercial general liability Policy must include a cross-liability endorsement; (b) Genesys shall give the Company 30 days’ minimum prior notice of cancellation of any policies required hereby; (c) Genesys shall furnish certificates of insurance and applicable endorsements evidencing the Policies and coverages required hereby promptly following Genesys obtaining each Policy and subsequently at any time and from time to time at the Company’s request; and (d) Genesys understands and agrees that (i) the Company has no obligation to procure or otherwise maintain any insurance covering Genesys or the Services, and (ii) any limitations of liability in this Agreement do not apply to any incidents or claims that should be covered by the insurance policies required to be in place per this Section 13. For clarity, the Company shall be entitled to recover up to the liability limits, and in accordance with the terms, of any insurance policy required to be in place per this Section 13, regardless of (x) whether the Policies were actually placed in accordance herewith, and (y) any liability limits listed elsewhere in this Agreement. To the extent applicable Laws require the Parties to expressly agree or elect to be governed by the terms of this Section 13 (instead of the otherwise applicable default rules or regulations of such applicable Laws), the Parties hereby expressly so agree and elect.

14. Miscellaneous.

14.1 Further Assurances. Upon a Party’s reasonable request, the other Party shall, at the requesting Party’s sole cost and expense, execute and deliver all such documents and instruments, and take all such further actions, as may be necessary to give full effect to this Agreement and the Ancillary Agreements.

14.2 Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Genesys, on the one hand, nor the Company, on the other hand, shall have authority to contract for or bind the other Party(ies) in any manner whatsoever.

14.3 Public Announcements. No Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement or to the extent required to comply with applicable Law or the rules of any stock exchange on which a Party’s securities are listed or traded (it being understood and agreed that each Party shall provide the other Parties with copies of such announcements in advance of such issuance), otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, affiliation, or sponsorship, in each case, without the prior written consent of the other Party.

14.4 Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section 14.4). Notices must be delivered by personal delivery, nationally recognized overnight courier, or email. Except as otherwise provided in this Agreement, a Notice is effective only (a) when delivered, if delivered by hand (with written confirmation of receipt); (b) on the next Business Day if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

Notice to Truli or Recruiter: with a copy (which shall not constitute notice) to:

Truli Technologies Inc.

344 Grove St #2 #4018

Jersey City, NJ 07301

Email: ________________

Attention: Miles Jennings, CEO

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

E-mail: _____________________

Attention: Michael Harris, Esq.

Notice to Genesys:	Genesys Talent, LLC 100 Waugh Drive, Suite 300 Houston, Texas 77007 Email: __________________ Attention: Tim O’Rourke

with a copy (which shall not constitute notice) to:	Crady, Jewett, McCulley & Houren LLP 2727 Allen Parkway, Suite 1700 Houston, Texas 77009 E-mail: ____________________ Attention: Peter J. Marmo, Esq.

14.5 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

14.6 Entire Agreement. This Agreement, together with any and all exhibits, schedules, attachments, and appendices hereto and thereto constitutes the sole and entire agreement among the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

14.7 Assignment. Genesys shall not assign, transfer, delegate, or subcontract any of its rights or obligations under this Agreement without the prior written consent of the Company. Any purported assignment, transfer, delegation or subcontracting with respect to this Agreement by Genesys in violation of this Section 14.7 shall be null and void. No assignment, transfer, delegation or subcontracting shall relieve Genesys of any of its obligations hereunder. The Company may at any time assign or transfer any of its right or obligations under this Agreement without Genesys’s consent. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

14.8 No Third-Party Beneficiaries. Other than as set forth in Section 9 with respect to the Indemnitees, this Agreement benefits solely the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, confers on any third party any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate the Person(s) that are not Parties and included in the definition of Indemnified Parties as third-party beneficiaries of this Agreement, having the right to enforce Section 9.

14.9 Amendment and Modification; Waiver. No amendment to or modification of this Agreement is effective unless it is in writing and signed by a Representative of each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14.10 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.11 Choice of Law. This Agreement and all matters related to the matters contemplated herein shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

14.12 Choice of Forum. Each Party irrevocably and unconditionally agrees that any Action arising out of or based upon this Agreement or the matters contemplated hereby or thereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in New York County, New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Action in such courts and irrevocably waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

14.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED HERETO , IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.14 Equitable Relief. Each Party acknowledges and agrees that a breach or threatened breach by such Party of any of its obligations under this Agreement would cause the other Party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity, or otherwise.

14.15 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes”, and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto”, and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments, and appendices attached to, this Agreement; (y) to an agreement, instrument, or other document means the agreement, instrument, or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means the statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set out verbatim herein.

14.16 Exhibits. All Schedules and Exhibits that are referenced herein and attached hereto, or are signed by the Parties on or after the Effective Date, are hereby incorporated by reference.

14.17 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

RECURITER.COM RECRUITING SOLUTIONS, LLC

By:
Name:	Miles Jennings
Title:	Chief Executive Officer

GENESYS TALENT, LLC

By:
Name:
Title:

TRULI TECHNOLOGIES INC.

By:
Name:	Miles Jennings
Title:	Chief Executive Officer

EXHIBIT A

SERVICES AND PAYMENT

No Monthly Payments shall be owed to Genesys for the first 90 days of the Company’s use of the Services. Beginning on the date that is 90 days from the date of this Agreement, the Company shall make payments to Genesys on a monthly basis in the amount of $5,000 per month for the Avature Services (the “Monthly Payments”). Additionally, the Company shall pay Genesys an annual fee of $1,995 for each recruiter being licensed through the Match List Services (the “Annual Payments”).

Genesys has entered into that certain Master Service Agreement with Avature Limited (“Avature”), dated on or about February 26, 2015, as amended (the “MSA”), pursuant to which Avature has agreed to provide Genesys with online, web-based automated data processing services developed, hosted and maintained by Avature. Avature has set up an instance of its services for Genesys that integrates the online recruiting network and communities developed by Genesys into the platform and services provided by Avature under the MSA (the “Genesys Instance”). The term “Avature Services” means the following:

●	Genesys shall provide Company with access to the Genesys Instance for 10 Company employees, and portal access to the Genesys Instance for an unlimited number of independent recruiters other than employees of the Company or an Affiliate of the Company.

●	The Avature Services shall include full use and access to all software, enhancements, improvements, and updates provided by Avature to Genesys pursuant to the MSA, as well as any modifications to the Genesys Instance, without any additional payments by the Company.

The Match List Services means the following (the “Specifications”):

●	Access to and use of the Genesys Talent (collectively, “Genesys Talent Technology”). For the avoidance of doubt, the Genesys Talent is proprietary computer software designed to provide a matched list of talent against job requirements provided by a client, and a “matched list of talent” is a group of profiles that (i) have been matched by the use of proprietary technology, (ii) may have indicated a level of interest in the role, and (iii) may be available to perform the work.

●	The Match List Services shall initially include a minimum of nine recruiter licenses for purposes of using the Genesys Talent Technology. Each license shall include a maximum of ten job requisitions per month and between two and ten matched candidates per requisition. The Company shall pay an Annual Payment per license being used in the Match List Services, regardless of whether the Company makes less than the number of job requisitions per month. From time to time, Genesys may advise the Company that a particular job requisition submitted by Company is unlikely to generate suitable matched candidates, including, for example, because the format and/or contents of the job requisition is unlikely to be compatible with the Genesys Talent Technology. In that event, the job requisition so identified shall not count towards the maximum monthly job requisitions of Company, nor shall it count as an unfulfilled requisition by Genesys.

●	The Match List Services shall include full use and access to all software, enhancements, improvements, and updates for the Match List Services made throughout the Term by Genesys without any additional payments by the Company.

Independent Recruiter Fee: Genesys shall pay Company an amount equal to twenty percent (20%) of the gross revenue received by Genesys from an Independent Recruiter for the services provided by the Independent Recruiter for Match List Services. The term “Independent Recruiter” means a recruiter other than the Company or its Affiliates that is introduced to Genesys by the Company or via the Company’s platform. Genesys shall calculate the Independent Recruiter Fee on a monthly basis, and shall pay directly to Company any such fee within five Business Days of the calculation of the Independent Recruiter Fee.

EXHIBIT B

AVAILABILITY AND SERVICE LEVEL CREDITS FOR AVATURE SERVICE

1. Service Availability.

The Avature Services will be available seven (7) days a week, twenty four (24) hours per day, three hundred and sixty five (365) days of the year, provided that the Company may from time to time perform maintenance services and upgrades.

The Peak Availability Period is any time other than from 16:00 UTC (4 p.m.) Saturday to 16:00 UTC (4 p.m.) Sunday.

The Off-peak Availability Period is from 16:00 UTC (4 p.m.) Saturday to 16:00 UTC (4 p.m.) Sunday.

Genesys will use all commercially reasonable efforts to ensure that during each calendar month of the Term the Avature Services are available for at least 99.5% of the Peak Availability Period (as a percentage of total hours of service for the month) and 95% of the Off-peak Availability Period, exclusive of any portion of the periods during which the Avature Service is unavailable due to the following: (i) twice weekly upgrades to the Avature Services of a duration of less than twenty (20) minutes each, for which Avature’s version release system will seek out a period of non-use within a twenty-four (24) hour period to perform the release, or if none is found, give the users two hours on-line notice and perform the release, (ii) Peak Period maintenance for which Genesys has provided Company with at least 24 hours advance on-line notice for interruption of less than sixty (60) minutes, (iii) Off-peak Period maintenance for which Genesys has provided at least 8 hours advanced online notice, (iv) 16:00 to 18:00 UTC Saturday, (v) availability issues relating to Company’s or its Authorized Users’ telecommunications and Internet services, (vi) availability issues relating to software or hardware not provided and controlled by Avature or Genesys (including Single Sign On (SSO) authentication or other third-party software or sites through which the Software Service is accessed); or (vii) Force Majeure Events defined in the Agreement. The foregoing clauses (i) through (vii) are collectively referred to as “Excused Downtime” and such availability requirements in this paragraph, the “Availability Requirement.”

Service Level Availability is calculated in accordance with the following formula:

A = S –D +ED and A% = (S – D +ED)/S x 100

Where:

A = Availability (A) means the total time during the relevant month that the Avature Services are available to Company;

Availability Percentage (A%) means the percentage of total time during the relevant month that the Avature Services is available to Company;

S = the total number of hours in the relevant month (calculated by multiplying the number of days in the particular month by 24);

D = Downtime, meaning the number of hours that the Avature Services are not accessible by Company (or its Authorized Users) during the relevant month; and

ED = Excused Downtime, meaning the number of hours that the Avature Services are not Available during the relevant month as a result of the reasons described in clauses (i) through (iii) above.

2. Service Level Credits and Remedies.

If during any calendar month during the Term, the Avature Services are available for less than 99% of the Peak Availability Period (exclusive of any portion of the Peak Availability Period during which the Avature Service is unavailable due to Force Majeure Events), then the Company will receive a credit for service interruption (“Avature Service Level Credits”) on its next service fee invoice equal to the corresponding percentage noted below of the calendar month’s Monthly Fee in which the Service Level Uptime Percentage was not achieved.

Any Service credits not applied during the Term will be paid no less than thirty (30) days from the earlier of: (i) expiration of the Term in the event Company does not renew the Avature Service; or (ii) when such Service credit is greater than amounts to be paid by Company under the Agreement to Genesys.

Service Level Availability	Avature Service Level Credits
Less than 99%	2%
Less than 98%	4%
Less than 97%	7%
Less than 96%	12%
Less than 95%	18%

In addition to the rights afforded to Company in the event of an Epidemic Failure as provided for in Section 10.6 of this Agreement, if Genesys fails to meet a Service Level Availability Percentage of 95% for the Peak Availability Period for any combination of two (2) months within a six (6) month rolling period during the Term, Genesys will be in material breach of the Agreement, in which case Company may provide written notice and shall have the right to terminate this Agreement without penalty, regardless of the Term.

3. Avature Services Maintenance. Avature Services maintenance shall include, at a minimum, the timely application of all corrections, updates, new releases or new versions of the Avature Services, together with all accompanying documentation.

4. Application Replication. The Avature Services will include application replication to a slave instance in an alternative data center. This replication will include all database logs, attachments, and indexes.

5. Data Backup. Genesys will perform an incremental/differential backup of the Avature Services daily and a full backup weekly of all Company Data on both the production instance and replication instance of the Services. These backups will include data based binary logs, attachments in their native format, indexes, and instance configuration files. Backup systems shall be tested periodically to insure that they are functioning properly, including without limitation, the restoration and coverage functions.

6. Monitoring. Genesys shall proactively manage and monitor all Avature systems to ensure optimal performance and reliability, as well as to detect abnormal events or excessive utilization that may negatively impact performance. Genesys shall proactively monitor the status of the operating systems (CUP, disk, I/O, memory, processors, etc.), critical application layer daemons and processes, software applications, and networks.

7. Standard Limits by Software Service Instance. A proportional amount of Genesys’s total limits under the MSA, which total standard limits are:

●	Mail limits are set at 500 messages per user per day and 50,000 messages per month in total across all users. Messaging beyond these limits requires purchasing a High Volume Email Marketing user account, DKIM, and SPF registration, and other requirements that improve delivery and prevent spam.

●	The number of User Defined Fields (UDF) is limited to 60 for each Main Record.

●	Form Library capacity is 40 forms.

●	Workflow Library capacity is the following: an initial set of workflows that meets the agreed business requirements as per the implementation plan, 10 additional Workflows, plus one additional workflow for each Client managed on the system.

●	List Library capacity is limited to 50 lists.

●	Authorized User in non-User Admin roles are limited to 20 lists each.

EXHIBIT C

SUPPORT SERVICE LEVEL REQUIREMENTS

Key Terms:

1. Genesys shall correct all Service Errors and respond to and resolve all Support Requests in accordance with the required times and other terms and conditions set forth in this Exhibit (“Support Service Level Requirements”) and in the Agreement.

Each incident will be assigned a severity level by Genesys in accordance with the following table (“Severity Level”). If an incident falls within more than one Severity Level category, then the incident shall be assigned the highest of the Severity Levels.

Severity Level	Type of Incident
S1-Critical	Any issue or defect that prevents multiple Authorized Users or portal users from accessing the Software Service, or a making use of a sub-system of the Avature Services.
S2-Major

Authorized users of the Avature Services are unable to perform a mission-critical business function and where there is no Workaround in place. “Mission-critical” is defined as any problem under Genesys’s or Avature’s control that results in Authorized Users or portal users being unable to complete materially important data processing functions on the Avature Services.

S3-Minor

Minor defects with the Avature Services that have limited or little impact on Company business and are isolated to a particular non-critical function of the system. This includes failure to connect to a third-party system with the exception of SSO integration, which is an S1.

S4-Trivial	The Avature Services displays minor defects which are easily circumvented such as incorrect labels, colors, or screen configuration that have no material impact on Company’s normal business operations.

Issue response

Severity Level	Response Time	Status Update	Escalation	Resolution
Critical	1 hour	Every 4 hours	Every 8 hours	24 hours
Major	2 hours	Every 8 hours	Every 24 hours	3 days
Minor	48 hours	NA	NA	Next release cycle
Trivial	72 hours	NA	NA	NA

Response time commences when Company reports an incident to Genesys during Genesys’s normal support hours (a “Support Request”), and ends when Genesys contacts Customer to confirm the incident details. Genesys will begin the process of problem determination and resolution at this point. Status reports consist of regular communications to Company either through email or phone, as to the status of the problem. Escalation consists of notifying and ensuring the involvement of each of the following management levels in problem determination and resolution in an escalating manner as follows: (i) Director of Customer Service; (ii) Vice-President of Quality Engineering and Customer Service; and (iii) Senior Vice-President of Global Service Delivery.

Exhibit D

DATA SECURITY AND BACKUP REQUIREMENTS

With respect to the Avature Services, Genesys will maintain industry standard technical (logical and physical) and organizational security safeguard and controls and exercise due diligence to protect Company data and the Services against unauthorized access or use. Genesys shall maintain written security management policies, a formal risk management program, a change management program, a vulnerability management program, a disaster recovery program, and maintain industry standard practices and procedures.

With respect to the Match List Services, Genesys will maintain industry standard technical (logical and physical) and organizational security safeguard and controls and exercise due diligence to protect Company data and the Services against unauthorized access or use.

Exhibit E

AVAILABILITY AND SERVICE LEVELS FOR MATCH LIST SERVICES

If during a month, Genesys is unable to fulfill one or more job requisitions of Company due to the unavailability of the Genesys Talent Technology, Genesys shall credit to Company an amount equal to the following formula (“Match List Service Level Credits,” together with Avature Service Level Credits, the “Service Level Credit”): N/10 *A/12\

Where N is equal to the number of unfulfilled requests for the month, and A is equal to the Annual Payment.

Exhibit D

Management Services Agreement

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of March 31, 2019 (the “Effective Date”), by and among Icon Information Services, LP, a Texas limited partnership (“Icon”), and Recruiter.com Recruiting Solutions, LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of the Effective Date, by and among Genesys Talent LLC (“Genesys”), Truli Technologies, Inc., a Delaware corporation, and the Purchaser.

WHEREAS, pursuant to the Purchase Agreement, the Purchaser has agreed to purchase certain assets from Genesys;

WHEREAS, after the consummation of the transactions contemplated by the Purchase Agreement, Icon will provide the Purchaser with certain services pursuant to the terms of this Agreement; and

WHEREAS, Icon has agreed to perform such services for the Purchaser pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Services.

(a) Icon shall provide, or designate one of its Affiliates or other third parties to provide to the Purchaser the services set forth on Annex A attached hereto and such other services reasonably related thereto as may be agreed to by the parties from time to time (the “Icon Services”). Except as mutually agreed to by the parties pursuant to the terms of this Agreement, the Purchase Agreement or any other agreement entered into by the parties thereto, Icon shall not be required to provide services other than Icon Services. The Purchaser shall pay to Icon the fee for such Icon Service (the “Applicable Icon Fee”) set forth on Annex A. If any Applicable Icon Fee is “TBD”, the parties shall work in good faith to set such Applicable Icon Fee as mutually agreed by the parties; provided, however, that if the parties do not agree on such Applicable Icon Fee, such Applicable Icon Fee shall be equal to the actual cost of such Icon Service.

(b) Icon shall not be required to provide any Icon Service after the maximum service period specified in Annex A attached hereto (a “Service Period”), for the provision of such Icon Services, or, if no Service Period is specified for a particular Icon Service, for longer than ninety (90) days following the Effective Date.

(c) All employees and representatives of Icon, and of its Affiliates, as applicable, who are providing Icon Services pursuant to this Agreement (the “Icon Employees”) shall be deemed for all purposes to be employees or representatives of Icon or Icon’s Affiliates, as applicable, and not employees of the Purchaser. In performing Icon Services, Icon Employees shall be under the direction, control and supervision of Icon or such Affiliates, as applicable, and Icon and its Affiliates shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such Icon Employees. Icon shall cause Icon Employees to cooperate with the Purchaser in connection with the provision of Icon Services.

(d) The Purchaser acknowledges that Icon and its respective Affiliates may be providing the same or similar services (or services that involve the same personnel or resources as those used to provide Icon Services) to its internal organizations, Affiliates and third parties. Icon reserves the right to modify Icon Services upon seven (7) days prior written notice to the Purchaser in connection with changes to its internal organization in the ordinary course of business; provided, that if such modifications adversely affect Icon Services (including the type of Icon Service, the level of service or the price associated therewith, if any), Icon will cooperate in good faith with the Purchaser to minimize such effect and, if necessary, provide replacement services. Notwithstanding the terms of this Section 1(d), in no event shall the Purchaser be required to pay Icon an increased Applicable Icon Fee until the expiration of the current Term of this Agreement and renewal of this Agreement for a subsequent Term.

(e) Except as expressly set forth in this Agreement, in providing Icon Services, Icon shall not be obligated to: (i) maintain the employment of any specific employee; (ii) purchase, lease, upgrade, or license any additional equipment or software, except any equipment or software necessary to provide Icon Services pursuant to the terms of this Agreement; (iii) expand its facilities, incur long-term capital expenses or employ additional personnel; or (iv) (A) convert from one format to another the Purchaser’s or Icon’s business data for any Person, including any alternate supplier of services similar to Icon Services to the extent not otherwise provided for in this Agreement, or (B) integrate the Purchaser’s or Icon’s systems for purposes of receiving or providing Icon Services or pay any costs incurred by the other party hereto in connection with clauses (A) or (B) of this Section 1(e); provided, that all business data shall be delivered between the parties hereto in a format reasonably acceptable to each party hereto.

2. Subcontractors. Icon will have the right (but not the obligation), at their respective sole cost and expense, directly or through one or more of their respective Affiliates, to hire or engage one or more subcontractors or other third parties (each, a “Subcontractor”), to perform all or any of Icon’s obligations; provided, that such subcontracting or delegating (by either party hereto) shall not relieve Icon of its responsibility for the performance of Icon Services hereunder; provided, further, that in no event shall Icon or any of its Affiliates be responsible for any failure of a Subcontractor to provide Icon Services so long as Icon or its Affiliates or other Subcontractors promptly provide replacement Icon Services at no additional cost to the Purchaser. Icon shall supervise the performance on its behalf of any such Subcontractors to ensure that Icon Services meet the requirements of this Agreement, and shall be responsible for the compliance by such Subcontractors with the terms and conditions of this Agreement, including requiring such Subcontractors to enter into written confidentiality agreements in a form reasonably acceptable to each party hereto. All Subcontractors or third parties shall be qualified in accordance with applicable Laws and experienced to perform such obligations.

3. Title to Equipment; Management and Control. Upon the Closing, except as set forth in the Purchase Agreement, all procedures, methods, systems, strategies, tools, equipment, facilities and other resources owned and licensed by Icon and any of its Affiliates in connection with the provision of Icon Services hereunder will remain the property of Icon and its Affiliates, and except as otherwise provided in this Agreement, will at all times be under the sole direction and control of Icon and its Affiliates.

4. Cooperation; Informal Dispute Resolution

(a) Upon request the Purchaser will afford Icon and Icon’s Affiliates, reasonably prompt access, during regular business hours and such other times as reasonably requested in writing, to such properties, books of account, financial and other records related to Icon Services (the “Services Records”) to the extent necessary to enable Icon to provide Icon Services, and complete its legal, tax, or regulatory requirements or as otherwise required by such other party in connection with any third party action, tax contest or the preparation of any tax return or financial statements.

(b) The parties will first attempt in good faith to resolve any dispute or claim arising out of or relating to this Agreement through negotiations between the parties. Upon the written request of either Icon or the Purchaser, Icon and the Purchaser shall require such personnel from whom it is reasonable to anticipate that input may be required in order to resolve the dispute to meet within ten (10) business days of the request for the purpose of resolving such dispute (or such longer period as the parties may agree in writing). In no event shall the existence of a dispute or claim disrupt, suspend or terminate (i) any of the services that are required to be provided hereunder during the applicable Service Period or (ii) the obligation to pay the Applicable Icon Fee unless, in each case, as mutually agreed upon by the parties hereto.

5. Compensation; Payment.

(a) As consideration for the provision of Icon Services, the Purchaser shall, for each Icon Service to be performed, pay Icon in advance the Applicable Icon Fee for such Icon Service set forth in Annex A attached hereto.

(b) In the event any Applicable Icon Fee is on a per-month basis and the corresponding Icon Service begins on any day other than the first day of a month or is terminated on any other day other than the last day of the month, the Applicable Icon Fee for Icon Services performed in any such month shall be prorated based on the number of days on which such Icon Services shall be performed and determined using a 30 day month. In addition to the Applicable Icon Fee, Icon shall also be entitled to reimbursement from the Purchaser within 30 days of Icon’s receipt of reasonable supporting documentation for all reasonable and necessary out-of-pocket expenses incurred in connection with the provision of Icon Services that are specifically not included in the provision of such Icon Services and are necessary to complete such Icon Services in accordance with the terms and conditions of this Agreement; provided, that the Purchaser shall have the right to review in good faith such out-of-pocket expenses and Icon shall first obtain the Purchaser’s written consent (which shall not be unreasonably withheld, conditioned or delayed) prior to incurring any such out-of-pocket expenses for which it expects reimbursement.

(c) Each month, Icon shall submit to the Purchaser, via e-mail or other electronic means, a monthly invoice with reasonable detail of such calendar month’s Icon Services to be performed, if any, and the Applicable Icon Fees for such calendar month. All amounts shall be due and payable on or before the later of (i) the due date provided in Annex X or (ii) the 15th day following the Purchaser’s receipt of an invoice delivered in accordance with this Section 6(c). Icon shall provide supporting information and documentation as reasonably requested by the Purchaser to validate any amounts payable by the Purchaser pursuant to this Section 6.

(d) Icon and the Purchaser shall use commercially reasonable efforts to keep the Service Records and reasonable supporting documentation of all charges incurred and amounts owed in connection with providing such Icon Services for the longer of three years following the termination of this Agreement or as required by applicable Law, and shall make such books and records available to the other party hereto.

6. Taxes.

(a) In addition to any amounts otherwise payable pursuant to this Agreement, each party shall be responsible for any and all withholding, sales, use, excise, services or similar taxes imposed by Law on the provision of goods and services (but, in each case, excluding income or franchise taxes) by the other party or any of its Affiliates or Subcontractors to such party pursuant to this Agreement (“Sales Taxes”) and shall remit such Sales Taxes to the applicable taxing authority unless the prospective withholding party provides the other party with a certificate or other proof, reasonably acceptable to both parties, evidencing an exemption from liability for such Sales Taxes.

(b) The parties agree to cooperate with each other in determining the extent to which any Sales Tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out of state use of materials, services or sale, and other exemption certificates or information reasonably requested by either party. For the avoidance of doubt, all amounts under this Agreement are expressed exclusive of Sales Taxes.

7. Term; Termination.

(a) Initially, this Agreement shall be for the period commencing with the Effective Date and ending three months from the Effective Date (the “Term”). Thereafter, this Agreement shall be renewable for a term of three months and shall be automatically renewed for successive three month terms unless and until terminated by either Icon or the Purchaser on written notice given not less than 30 days prior to expiration of the current Term..

(b) Notwithstanding anything to the contrary contained herein or in Annex A attached hereto, the Purchaser may terminate any individual Icon Service on an Icon Service-by-Icon Service basis upon 30 days written notice, identifying the particular Icon Service to be terminated and the effective date of termination.

(c) This Agreement may be terminated prior to the expiration of the Term as set forth in Section 7(a) and (b), upon written notice as set forth below:

i. by mutual written consent of the parties hereto at any time;

ii. with respect to Icon Services, by Icon, if the Purchaser fails to pay any invoice within 30 days following the date when payment of such invoice is due, unless the Purchaser is disputing such invoice in good faith or the parties have initiated the dispute resolution procedures set forth in Section 4.

(d) The Purchaser and Icon each specifically agrees and acknowledges that all obligations of Icon to provide any Icon Service shall immediately cease upon the termination of this Agreement, in each case, in the manner set forth herein. Upon the cessation of Icon’s obligation to provide any Icon Service, the Purchaser, shall immediately cease using, directly or indirectly, such Icon Service.

(e) Upon termination of an Icon Service with respect to which Icon holds books, records or files, including current or archived copies of computer files, owned by the Purchaser and used by Icon in connection with the provision of an Icon Service to the Purchaser, Icon will return to the Purchaser all of such books, records or files as soon as reasonably practicable; provided, however, that Icon may make a copy, at its expense and with prior written consent of the Purchaser, of such books, records or files for archival purposes only.

8. Liability and Indemnity.

(a) No party to this Agreement nor any of their respective Affiliates will be liable to the other party for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same and attorneys’ fees) arising from any claim relating solely to the services provided pursuant to this Agreement (other than with respect to Section 9 or to the extent such special, punitive, consequential, incidental or exemplary damages are payable to a third party), whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, and regardless of whether such damages are foreseeable or an authorized representative of such party is advised of the possibility or likelihood of such damages. In addition, none of the parties hereto nor any of their respective Affiliates will be liable to the other party or any third party for any damages arising from any claim relating solely to the services provided pursuant to this Agreement, except to the extent that such damages are caused by (i) failure to make a payment required under this Agreement, (ii) the Purchaser’s or Icon’s breach of any of the terms hereof, (iii) the bad faith, fraud, or willful misconduct of any such party or its respective Affiliates, or (iv) the failure of Icon to provide Icon Services as required under this Agreement.

(b) The aggregate liability of any party arising out of or in connection with this Agreement shall not exceed an amount equal to the amount actually paid to Icon for Icon Services that gave rise to or related to the incurrence of such liability (except for any liability or loss caused by Icon’s or any of its Affiliate’s or Subcontractor’s bad faith or willful misconduct).

(c) During the Term, each party shall maintain insurance as required by Law and of the types and in the amounts which are commercially reasonable for such party’s business.

9. Proprietary Information. Each party agrees to maintain the confidentiality of all non-public information relating to the other party, their respective Affiliates or any third party that may be disclosed by a party to the other party in connection with the performance of this Agreement or the Icon Services and to use such information solely for the purposes of providing or receiving Icon Services. Each party shall retain the entire right, interest and title to its proprietary information. Any and all records, data, or documents created by or on behalf of either party (or its respective employees, contractors, or agents) during the Term in connection with Icon Services (collectively, the “Service Assets”), will be owned in all respects by such party, and the other party will have no right, title or interest in any of the Service Assets.

10. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to Icon:	Icon Information Consultants, LP 100 Waugh, Suite 300 Houston, TX 77007 E-Mail: ___________________ Attention: Tim O’Rourke
with a copy (which shall not constitute notice) to: If to the Purchaser:

Crady, Jewett, McCulley & Houren LLP

2727 Allen Parkway, Suite 1700

Houston, Texas 77009

E-mail: ___________________

Attention: Peter J. Marmo

Recruiter.com Recruiting Solutions, LLC

344 Grove Street, Suite 2-4018

Jersey City, New Jersey 07302

E-mail: ____________________

Attention: Miles Jennings

with a copy (which shall not constitute notice) to:	Nason, Yeager, Gerson, Harris & Fumero, P.A. 3001 PGA Boulevard, Suite 305 Palm Beach Gardens, Florida 33410 E-mail: ____________________ Attention: Michael Harris, Esq.

11. Amendments and Waivers. No amendment of this Agreement will be effective unless it is in writing and signed by Icon and the Purchaser. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party against whom the waiver is sought to be enforced, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement.

12. Expenses. Except as otherwise provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

13. Assignment and Delegation. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto, except that (a) the Purchaser may, without consent of Icon, assign this Agreement and any of the provisions hereof: (i) to any of its Affiliates; (ii) in connection with the sale of all or a substantial part of its assets or business; or (iii) to any of its financing sources as collateral security and (b) Icon may, without consent of the Purchaser, assign this Agreement and any of the provisions hereof: (i) to any of its Affiliates; (ii) in connection with the sale of all or a substantial part of its assets or business; or (iii) to any of its financing sources as collateral security. Except as otherwise provided herein, each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon, and shall inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of each of the respective parties. Any assignment or purported assignment in violation of this Section 13 shall be void ab initio.

14. Governing Law. The Laws of the State of Texas, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

15. Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in New York County, NY for the purposes of any action arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action only in such courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Action. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16. Counterparts. The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. The parties agree that delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic copies.

17. Third Party Beneficiaries. Except as set forth herein, this Agreement does not and is not intended to confer any rights or remedies upon any Person (other than Icon and the Purchaser), including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the parties to this Agreement.

18. Entire Agreement. This Agreement, Annex A attached hereto, and the other documents, instruments and other agreements specifically referred to in this Agreement (including the Purchase Agreement) or those documents or delivered under this Agreement or the Purchase Agreement constitute the final agreement between the parties. It is the complete and exclusive expression of the parties’ agreement on the subject matter of this Agreement. This Agreement supersedes all prior oral or written agreements or policies relating to this Agreement, except for the Purchase Agreement and the other Ancillary Documents, which will continue in full force and effect in accordance with its terms. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings or performance. Nothing in this Agreement will reduce, change, supersede, replace or otherwise affect any obligations of either party under the Purchase Agreement or the Ancillary Documents.

19. Captions; Interpreting Provisions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular defined term in this Agreement shall be deemed to include the plural, and any plural defined term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

20. Severability. If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, the remainder of this Agreement, or application of that provision to any Persons or circumstances, or in any jurisdiction, other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law.

21. Specific Performance. Icon and the Purchaser each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to an injunction or injunctions or other specific performance to prevent breaches of this Agreement and/or to enforce specifically the terms hereof without posting any bond or undertaking, in addition to any other remedy to which they are entitled at Law or in equity.

22. Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

23. Independent Contractor. Icon, and if applicable, its Affiliates, will perform Icon Services in the capacity of an independent contractor. Nothing in this Agreement will be construed or inferred to imply that any party is a partner, joint venturer, agent or representative of, or otherwise associated with the other party and no party shall be authorized to legally bind the other party contractually or otherwise. Each of the parties hereto agrees not to represent to any Person or take any action from which any Person could reasonably infer another party or such party’s Affiliates is a partner, joint venturer, agent or representative of, or otherwise associated with that party.

24. Affiliates. The term “Affiliate” of any Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

25. Survival. The provisions of Sections 8 through 26 shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

26. Force Majeure. Neither party hereunder shall be in default to the other party hereunder by reason of any failure or delay in the performance of their obligations hereunder where such failure or delay is due to any cause beyond their reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, acts of terrorism, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by governmental entities, change in laws, regulations or orders, other events or any other circumstances or causes beyond such party’s reasonable control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Recruiter.com Recruiting Solutions, LLC

By:
Name:	Miles Jennings
Title:	CEO

Icon Information Services, LP

By:
Name:
Title:

ANNEX A

ICON SERVICES

	Service	Applicable Fee
1.	Initial setup of Microsoft Dynamics GP	$1,500, due by March ___, 2019.
2.	Telecomm and interest access bills	Split 50%/50% between Icon and the Purchaser, paid monthly within 20 days of the date that Icon provides the Purchaser with its share of costs *
3.	Accounts receivable, accounts payable, journal entries (but not to include any regulatory or other accounting)	$1,600 per week, paid monthly within 20 days of the end of each month
4.	Any building related charges (e.g. access badges) to the extent not covered in that certain Sublease between Icon and the Purchaser	Passed through at Icon’s cost; payable within 20 days of the date Icon provides the Purchaser with its share of costs.

*Phone bill generally ranges from $2,000 to $3,000/month depending on usage, and internet is approximately $500 per month. These numbers are estimates only provide for information purposes, and are not a guaranty of future costs.